Exhibit 2.1

Execution Version

AGREEMENT AND PLAN of MERGER

BY AND AMONG

UNITED COMMUNITY BANKS, INC.,

united community bank,

SYMPH ACQUISITION CORP.,

NLFC HOLDINGS CORP.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC as STOCKholder Representative

Dated as of January 8, 2018

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EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Intentionally Omitted
Exhibit C	Letter of Transmittal
Exhibit D	Intentionally Omitted
Exhibit E-1	Conditional Binder to R&W Insurance Policy
Exhibit E-2	Form of R&W Insurance Policy
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Support Agreement
Exhibit H	List of Signatories to Stockholder Written Consent
Exhibit I	Form of Stockholder Written Consent
Exhibit J	Form of Option Cancellation Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 8, 2018, is entered into by and among, UNITED COMMUNITY BANKS, INC., a Georgia corporation (“UCBI”), UNITED COMMUNITY BANK, a Georgia bank (“Parent”), SYMPH ACQUISITION CORP., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”), NLFC HOLDINGS CORP., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative.

RECITALS

WHEREAS, the respective boards of directors of UCBI, Parent, Merger Subsidiary and the Company have each determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger of Merger Subsidiary with and into the Company (the “Merger”) pursuant to the General Corporation Law of the State of Delaware (as amended, the “DGCL”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders and (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and recommending the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL;

WHEREAS, the board of directors of Merger Subsidiary has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Subsidiary and its sole stockholder and (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and recommending the adoption of this Agreement by the sole stockholder of Merger Subsidiary;

WHEREAS, Parent, as the sole stockholder of Merger Subsidiary, has adopted this Agreement;

WHEREAS, pursuant to the Merger, each issued and outstanding share of the Company’s (i) Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), will be converted into the right to receive its Series A Preference Amount and the Per Common Share Merger Consideration, (ii) Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), will be converted into the right to receive its Series B Preference Amount and the Per Common Share Merger Consideration, (iii) Series C Preferred Stock, par value $0.0001 per share (“Series C Preferred Stock”), will be converted into the right to receive its Series C Preference Amount and the Per Common Share Merger Consideration and (iv) common stock, par value $0.0001 per share (“Common Stock”), will be converted into the right to receive the Per Common Share Merger Consideration, provided that at the Closing an amount for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Common Stock shall be withheld from the Gross Merger Consideration to fund such share’s Pro Rata Portion of the Stockholder Representative Expense Fund and the Indemnity Escrow Account;

WHEREAS, pursuant to the Merger, each In-Money Option shall be exchanged for an amount equal to the product of (i) the Per Common Share Merger Consideration less the exercise price of such In-Money Option multiplied by (ii) the number of shares of Common Stock subject to such In-Money Option, provided that at the Closing an amount for each Exchanged Option shall be withheld from the applicable Net Exchanged Option Consideration to fund applicable withholdings under any Tax Laws and such Exchanged Option’s Pro Rata Portion of the Stockholder Representative Expense Fund and the Indemnity Escrow Account;

WHEREAS, as an inducement for Parent, UCBI, and Merger Subsidiary to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent a Support Agreement in substantially the form attached hereto as Exhibit G (the “Support Agreement”) executed by each holder of Shares listed on Exhibit H;

WHEREAS, within five Business Days following the execution and delivery of this Agreement, the Company shall secure from each holder of Shares set forth on Exhibit H an irrevocable written consent executed by such holder, in substantially the form attached hereto as Exhibit I (collectively, the “Stockholder Written Consents”), approving this Agreement, the Merger and the other transactions contemplated hereunder; and

WHEREAS, the Company, Merger Subsidiary, UCBI, and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1.         Definitions and Defined Terms. As used herein, the following terms shall have the following meanings:

“1933 Act” shall have the meaning set forth in Section 6.19(b).

“Acquired Companies” shall mean, collectively, the Company and the Acquired Subsidiaries.

“Acquired Subsidiaries” shall mean each direct and indirect Subsidiary of the Company.

“Acquiror Documents” shall have the meaning set forth in Section 4.2.

“Additional Cap Amount” shall have the meaning set forth in Section 8.4(f).

“Advisory Group” shall have the meaning set forth in Section 9.6.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

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“Average Index Price” shall mean the average of the daily current market prices of the Index during the Determination Period (calculated in the same manner as the UCBI Average Stock Price).

“Balance Sheet” shall have the meaning set forth in Section 3.6.

“Balance Sheet Date” shall have the meaning set forth in Section 3.6.

“Base Prospectus” shall have the meaning set forth in Section 6.9(a)(i).

“Broker” shall have the meaning set forth in Section 3.18.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Duval County, Florida are authorized or required by Law to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.1.

“Certificates” shall have the meaning set forth in Section 2.10(b).

“Charges” shall have the meaning set forth in Section 9.2.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Company Expenses” shall mean, as of Closing, all of the Company and Acquired Subsidiaries’ expenses, fees or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other transaction documents and the transactions contemplated hereby, including (a) all attorneys’, investment banker and other advisors’ fees and expenses payable by the Company or any of the Acquired Subsidiaries that have not been paid in full as of immediately prior to the Closing, and (b) all management and employee bonuses and incentives or other management or employee payments, including severance payments, deferred compensation, change-in-control payments and any other similar payments, in each case, relating to the Transactions, owed or expected to be owed by the Company or any of its Subsidiaries that have not been paid in full as of immediately prior to the Closing. For the avoidance of doubt, Closing Date Company Expenses include, without limitation, such amounts that will be owed in connection with any termination after the Closing of the employment of any officer or employee of the Company or any Acquired Subsidiary that is expected as of the Closing.

“Closing Net Income Amount” shall mean the amount of net income of the Company and its Acquired Subsidiaries earned between 12:01 a.m. Eastern time on May 1, 2018 and 11:59 p.m. Eastern time on the last day of the last completed calendar month prior to the Closing Date, as determined by the Company in accordance with GAAP.

“Closing Net Income Amount Statement” shall mean a statement prepared by the Company and delivered to Parent evidencing the Closing Net Income Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Software” shall mean any commercial off-the-shelf Software products, generally available freeware and firmware or Software embedded in equipment used by the Acquired Companies.

“Common Stock” shall have the meaning set forth in the recitals to this Agreement.

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“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedules” shall have the meaning set forth in the preamble of Article III.

“Company Documents” shall have the meaning set forth in Section 3.2.

“Company Employee” shall mean any current or former employee or director of one or more of the Acquired Companies.

“Company Equityholders” shall mean, collectively, the Company Stockholders and the Exchanging Optionholders.

“Company Indemnified Agents” shall have the meaning set forth in Section 6.6(a).

“Company Material Adverse Effect” shall mean any change, development, event, effect or occurrence that, individually or in the aggregate, has or is reasonably likely to have a material and adverse effect on the business, financial condition or results of operations of the Acquired Companies, taken as a whole, or prevents or materially delays, or would be reasonably likely to prevent or materially delay, the Company’s ability to perform its obligations hereunder on a timely basis; provided, however, no change, development, event, effect, or occurrence shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it directly or indirectly arises out of, is attributable to or results from: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including, without limitation, changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, to the extent such changes do not adversely affect the Acquired Companies in a disproportionately adverse manner relative to other participants in the segments of such industries in which the Acquired Companies engage; (iii) changes in conditions in the industries in which the Acquired Companies conduct business, to the extent such changes do not adversely affect the Acquired Companies in a disproportionately adverse manner relative to other participants in the segments of such industries in which the Acquired Companies engage; (iv) changes in political conditions in the United States or any other country or region in the world; (v) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vii) the announcement of this Agreement or the pendency or consummation of the Transactions; (viii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or any other Transaction Document, or the failure to take any action prohibited by this Agreement or any other Transaction Document; (ix) any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to, or requested or anything with which Parent has knowledge of as of the date hereof; (x) changes in Law or GAAP, to the extent such changes do not adversely affect the Acquired Companies in a disproportionately adverse manner relative to other participants in the segments of such industries in which the Acquired Companies engage; (xi) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (xii) the availability or cost of equity, debt or other financing to Parent; and (xiii) any matters set forth in the Company Disclosure Schedules.

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“Company Released Claims” shall have the meaning set forth in Sections 6.18(b).

“Company Releasees” shall have the meaning set forth in Sections 6.18(a) and (b).

“Company Stockholders” shall mean the Persons listed on Final Schedule 2.8(c), which shall include all holders of Shares immediately prior to the Effective Time.

“Competitive Transaction” shall mean another transaction under consideration by Parent (or its Affiliates) or Merger Subsidiary, that would reasonably be expected to prevent or delay (i) the filings or approvals required under the HSR Act or (ii) any filings or approvals required under any other Law.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.1.

“Contracts” shall mean all contracts, agreements, leases, licenses, notes, mortgages, arrangements, understandings, relationships and commitments, whether written or oral (and all amendments, side letters, modifications and supplements thereto).

“D&O Indemnifying Party” shall have the meaning set forth in Section 6.6(a).

“D&O Tail Policy” shall have the meaning set forth in Section 6.6(a).

“Data Room” shall mean the electronic data room hosted by Merrill DataSite relating to the Acquired Companies.

“Deferred Payments” shall have the meaning set forth in Section 6.6(a).

“DGCL” shall have the meaning set forth in the recitals to this Agreement.

“Direct Claim” shall have the meaning set forth in Section 2.11.

“Dissenting Holder” shall have the meaning set forth in Section 2.11.

“Dissenting Shares” shall have the meaning set forth in Section 2.11.

“DOJ” shall have the meaning set forth in Section 6.3(b).

“Dollars” and “$” shall mean United States of America dollars.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Benefit Plan” shall mean every employee benefit plan, program and arrangement (whether written or not and whether subject to ERISA or not), that is currently sponsored, maintained or contributed to by any of the Acquired Companies for the benefit of any present or former employees of any of the Acquired Companies, including any spouse, dependent or beneficiary of any of the foregoing, or with respect to which any of the Acquired Companies has any Liabilities, including every such plan, program and arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, retiree, health care reimbursement, life insurance, death, disability, short term disability, long term disability, severance, sickness or accident benefits, legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria or flexible benefit plan, flexible spending account, adoption assistance, tuition assistance or a transportation plan (whether or not defined in Section 3(1) of ERISA); (ii) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA); (iii) bonus, incentive, stock options, restricted stock, restricted stock units, phantom stock, equity or equity-based or other compensation; or (iv) severance, salary continuation, termination pay, change in control, retention pay or similar benefits (whether or not defined in Section 3(3) of ERISA); provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the Ordinary Course of Business, including wage, vacation, holiday and sick or other leave policies, (b) workers compensation insurance and (c) directors, officers and employees liability insurance.

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“Environmental Laws” shall mean all Laws as enacted and in effect on or prior to the date of this Agreement concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes.

“Equity Equivalents” shall mean “phantom stock” or other rights to participate in the revenues, profits, assets or equity (or the value thereof) of the Company (or any Acquired Subsidiary, as applicable).

“Escrow Agent” shall mean SunTrust Bank , acting as escrow agent under the Escrow Agreement.

“Escrow Agreement” shall mean an escrow agreement substantially in the form attached hereto as Exhibit F with respect to the Indemnity Escrow Account.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that at the relevant time would be treated, together with any Acquired Company, as a single employer for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

“Exchange Agent” shall mean Continental Stock Transfer & Trust Company, acting as paying agent with respect to the Shares and Exchanged Options exchanged pursuant to this Agreement.

“Exchanged Option” shall have the meaning set forth in Section 2.7(d)(ii).

“Exchanging Optionholder” shall have the meaning set forth in Section 7.1(d)(i).

“Final Determination” shall exist when (i) the Responsible Party and the Indemnified Party have entered into a written settlement agreement with respect to a claim for indemnification under Article VIII or (ii) a final non-appealable order has been entered by a court of competent jurisdiction with respect to a claim for indemnification under Article VIII.

“Final Schedule 2.8(c)” shall have the meaning set forth in Section 2.8(c).

“Financial Statements” shall have the meaning set forth in Section 3.6.

“Fraud” shall mean an act, committed by a party hereto, with intent to deceive another party hereto, or to induce him, her or it to enter into this Agreement and requires (i) a false representation of material fact made herein; (ii) with knowledge that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.

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“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization and Active Status); Section 3.2 (Authorization); Section 3.4 (Capitalization); Section 3.5 (Subsidiaries); and Section 3.18 (Fees and Expenses of Brokers and Others).

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under, any obligations of the Company or any Subsidiary consisting of the Indebtedness set forth on Schedule 2.8(h).

“FTC” shall have the meaning set forth in Section 6.3(b).

“GAAP” shall mean United States generally accepted accounting principles as consistently applied by the Acquired Companies without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used in the preparation of the Balance Sheet.

“Governmental Authority” shall mean any federal, state, national, provincial, municipal or other governmental department, commission, board, bureau, agency, legislative or administrative body, instrumentality, or any court or tribunal of the United States or any of its possessions or territories.

“Greenberg Traurig” shall mean Greenberg Traurig LLP and Greenberg Traurig, P.A.

“Gross Merger Consideration” shall mean ONE HUNDRED THIRTY MILLION AND NO/100 DOLLARS ($130,000,000), which shall be payable as follows: $84,500,000 in cash and a number of validly issued, fully paid, and nonassessable shares of UCBI Stock equal to the quotient of $45,500,000 divided by the UCBI Average Stock Price (the “Stock Consideration”); provided, however, that (a) in the event the UCBI Average Stock Price is greater than fifteen percent (15%) of the Starting Price, then the Stock Consideration shall be a number of shares of UCBI Stock equal to the quotient obtained by dividing $45,500,000 by the product of (i) the Starting Price multiplied by (ii) 1.15, and (b) in the event the UCBI Average Stock Price is less than fifteen percent (15%) of the Starting Price, then the Stock Consideration shall be a number of shares of UCBI Stock equal to the quotient obtained by dividing $45,500,000 by the product of (i) the Starting Price multiplied by (ii) 0.85.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-Money Option” shall mean any Option other than an Out-of-Money Option or an Option that is not vested and exercisable as of immediately prior to the Effective Time.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations under any credit agreement or facility, or evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course), (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person (other than guarantees of affiliate obligations already included as Indebtedness of such Person), (v) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vi) any obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions, (vii) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual surety obligations entered into by or on behalf of such Person and (viii) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (vii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations.

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“Indemnified Party” shall have the meaning set forth in Sections 8.3(a) and 8.7.

“Indemnity Escrow Account” has the meaning set forth in Section 2.8(c).

“Indemnity Escrow Amount” shall mean a cash amount equal to one half of one percent (0.50%) of the Gross Merger Consideration.

“Index” shall mean the S&P Financial Select Sector Index (XLF).

“Infringe” shall mean infringe, misappropriate or otherwise violate.

“Intellectual Property” shall mean, collectively, all United States and foreign intellectual property, including all (i) patents and patent applications; (ii) trademarks, trademark registrations and applications therefor, trade dress, trade names, service marks, service mark registrations and applications therefor, Internet domain name registrations, and logos; (iii) copyrightable works, copyright registrations and applications therefor; (iv) proprietary inventions and Trade Secrets; and (v) the goodwill associated with all such property listed in (i) through (iv) immediately above.

“IRS” shall mean the Internal Revenue Service.

“Joint Public Statement” shall have the meaning set forth in Section 6.5.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of Michael Bruman, Gary Shivers and Richard Pfaltzgraff (none of whom shall have any personal liability or obligations regarding such knowledge).

“Law” shall mean any federal, state, national, provincial, local, foreign or other law, rule of common law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Legal Proceeding” shall mean any judicial, administrative or arbitral action, suit, claim, investigation, mediation or proceeding (public or private), whether for condemnation or otherwise, by or before a Governmental Authority or arbitrator.

“Letter of Transmittal” shall mean a letter of transmittal in the form of Exhibit C.

“Liabilities” shall mean any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, or due or to become due) and including all costs and expenses thereto.

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“Lien” shall mean any mortgages, liens, pledges, charges, security interests, leases, licenses, conditional sale agreements or other title retention agreements, options, rights of way, easements or encumbrances of any kind, other than Permitted Exceptions.

“Losses” shall mean any and all demands, suits, Legal Proceedings, Liabilities, losses, damages, payments, deficiencies, awards, settlements, assessments, judgments, out-of-pocket costs and expenses, including the reasonable fees and disbursements of outside counsel, interest, and penalties.

“Material Contract” shall have the meaning set forth in Section 3.12(a).

“Maximum Amount” shall have the meaning set forth in Section 6.6(c).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Subsidiary” shall have the meaning set forth in the preamble to this Agreement.

“Merger Subsidiary Common Stock” shall mean the common stock, $0.01 par value per share, of Merger Subsidiary.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“Net Exchanged Option Consideration” shall have the meaning set forth in Section 2.7(d)(ii).

“Non-Recourse Party” shall mean, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing).

“Notice of Claim” means a written notice that specifies with reasonable specificity and detail the breach of warranty or representation or covenant set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party and, if reasonably practicable, the amount of Losses are incurred or reasonably expected to be incurred.

“Option Cancellation Agreement” shall have the meaning set forth in Section 2.7(d)(i).

“Options” shall mean options to purchase shares of Common Stock issued pursuant to the Stock Plan and “Option” shall mean an option to purchase a single share of Common Stock issued pursuant to the Stock Plan.

“Order” shall mean any order, injunction, judgment, decree, consent decree, ruling, writ, assessment, settlement, stipulation, administrative order, compliance order or arbitration award of a Governmental Authority or arbitrator.

“Ordinary Course of Business” shall mean the ordinary and usual course of business of the Acquired Companies consistent with past practice.

“Out-of-Money Option” shall mean an Option having an exercise price in excess of the Per Common Share Merger Consideration, whether or not the Option is vested and exercisable at such time.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

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“Parent Bank” shall have the meaning set forth in Section 4.9.

“Parent Group Party” shall mean Parent and each of the Acquired Companies (following Closing), and their respective directors, managers, officers, employees, stockholders and Affiliates.

“Parent Material Adverse Effect” shall mean any change, development, event, effect or occurrence that, individually or in the aggregate, has or is reasonably likely to have a material and adverse effect on the business, financial condition or results of operations of UCBI and the Parent, taken as a whole, or prevents or materially delays, or would be reasonably likely to prevent or materially delay, the Parent’s ability to perform its obligations hereunder on a timely basis; provided, however, no change, development, event, effect, or occurrence shall be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent it directly or indirectly arises out of, is attributable to or results from: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including, without limitation, changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, to the extent such changes do not adversely affect the Parent in a disproportionately adverse manner relative to other participants in the segments of such industries in which the Parent engages; (iii) changes in conditions in the industries in which the Parent conducts business, to the extent such changes do not adversely affect the Parent in a disproportionately adverse manner relative to other participants in the segments of such industries in which the Parent engages; (iv) changes in political conditions in the United States or any other country or region in the world; (v) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vii) the announcement of this Agreement or the pendency or consummation of the Transactions; (viii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or any other Transaction Document, or the failure to take any action prohibited by this Agreement or any other Transaction Document; (ix) any actions taken, or failure to take action, in each case, to which the Acquired Companies have in writing expressly approved, consented to, or requested or anything with which the Acquired Companies have knowledge of as of the date hereof; (x) changes in Law or GAAP, to the extent such changes do not adversely affect the Parent in a disproportionately adverse manner relative to other participants in the segments of such industries in which the Parent engages; (xi) any failure by the Parent to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (xii) the availability or cost of equity, debt or other financing to Parent; and (xiii) any matters set forth in the Disclosure Schedules.

“Parent Releasees” shall have the meaning set forth in Section 6.9(g).

“Parent Released Claims” shall have the meaning set forth in Section 6.9(g).

“Payments” shall have the meaning set forth in Section 6.9(g).

“Per Common Share Merger Consideration” shall have the meaning set forth in Section 2.8(a).

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“Permits” shall mean all permits, licenses, variances, exemptions, orders, registrations, franchises, consents, waivers, notifications, certificates, qualifications and approvals and governmental authorizations of all Governmental Authorities.

“Permitted Exceptions” shall mean (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided a reserve is established therefor as required by GAAP; (ii) mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) Liens securing indebtedness as disclosed in the Financial Statements or in the Company Disclosure Schedules; (iv) purchase money Liens and Liens securing rental payments under a capital or operating lease; (v) Liens arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any real property which are not violated in any material respect by the current or contemplated use and operation of the real property; and (vii) restrictions on the transfer of securities arising under securities Laws.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Personal Property Leases” shall have the meaning given to such term in Section 3.10.

“Preferred Stock” shall mean, collectively, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, in each case outstanding immediately prior to the Effective Time.

“Privileged Communications” shall have the meaning given to such term in Section 11.11.

“Proposed Transfer” shall have the meaning given to such term in Section 11.11

“Proposed Transfer Notice” shall have the meaning given to such term in Section 11.11

“Pro Rata Portion” shall mean, as to a particular Company Equityholder, the quotient obtained by dividing (i) the portion of the Gross Merger Consideration paid to such Company Equityholder by (ii) the aggregate Gross Merger Consideration paid to all Company Equityholders, in each case without giving effect to any deductions made pursuant to Section 2.7(d) below in respect of the exercise price of any and all Exchanged Options.

“Proceeding” shall have the meaning set forth in Section 3.15.

“Prospectus” shall have the meaning set forth in Section 6.19(b)(i).

“Prospectus Supplement” shall have the meaning set forth in Section 6.19(b)(i).

“Purchaser Indemnitee” shall have the meaning set forth in Section 8.2(a).

“R&W Insurance Policy” means an insurance policy covering the indemnification obligations with respect to the representation and warranties of the Company under Article III, in the form set forth hereto as Exhibit E-2.

“Real Property Lease” and “Real Property Leases” shall have the meanings set forth in Section 3.9(a).

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“Registered Intellectual Property” shall mean all (i) patents; (ii) trademark and service mark registrations; and (iii) copyright registrations.

“Registration Period” shall have the meaning set forth in Section 6.20(b).

“Representatives” shall have the meaning set forth in Section 6.1.

“Representative Losses” shall have the meaning set forth in Section 9.5.

“Representative Releasees” shall have the meaning set forth in Section 6.1.

“Required Stockholder Vote” shall mean the affirmative vote of (a) the holders of a majority of the Shares, voting together on an as-converted basis and (b) the holders of at least a majority of the Preferred Stock.

“Response Party” shall have the meaning set forth in Section 8.3(h).

“Responsible Party” shall have the meaning set forth in Sections 8.3(a) and 8.7.

“Retained Employees” shall have the meaning set forth in Section 6.13(a).

“SEC Rule 144” means Rule 144 promulgated by the SEC under the 1933 Act.

“Seller Indemnitee” shall have the meaning set forth in Section 8.2(b).

“Seller Questionnaire” shall have the meaning set forth in Section 6.20(a).

“Series A Preference Amount” shall mean, with respect to each share of Series A Preferred Stock, an amount in cash equal to $1.36339775, and a number of validly issued, fully paid, and nonassessable shares of UCBI Stock equal to the quotient of $0.73413725 divided by the UCBI Average Stock Price (the “Series A Preference Stock Consideration”); provided, however, that (a) in the event the UCBI Average Stock Price is greater than fifteen percent (15%) of the Starting Price, then the Series A Preference Stock Consideration shall be a number of shares of UCBI Stock equal to the quotient obtained by dividing $0.73413725 by the product of (i) the Starting Price multiplied by (ii) 1.15, and (b) in the event the UCBI Average Stock Price is less than fifteen percent (15%) of the Starting Price, then the Series A Preference Stock Consideration shall be a number of shares of UCBI Stock equal to the quotient obtained by dividing $0.73413725 by the product of (i) the Starting Price multiplied by (ii) 0.85.

“Series A Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“Series B Preference Amount” shall mean, with respect to each share of Series B Preferred Stock outstanding as of the Effective Time, an amount in cash equal to $1.690689, plus all accrued and unpaid dividends with respect thereto, and a number of validly issued, fully paid, and nonassessable shares of UCBI Stock equal to the quotient of $0.910371 divided by the UCBI Average Stock Price (the “Series B Preference Stock Consideration”); provided, however, that (a) in the event the UCBI Average Stock Price is greater than fifteen percent (15%) of the Starting Price, then the Series A Preference Stock Consideration shall be a number of shares of UCBI Stock equal to the quotient obtained by dividing $0.910371 by the product of (i) the Starting Price multiplied by (ii) 1.15, and (b) in the event the UCBI Average Stock Price is less than fifteen percent (15%) of the Starting Price, then the Series A Preference Stock Consideration shall be a number of shares of UCBI Stock equal to the quotient obtained by dividing $0.910371 by the product of (i) the Starting Price multiplied by (ii) 0.85.

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“Series B Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“Series C Preference Amount” shall mean, with respect to each share of Series C Preferred Stock outstanding as of the Effective Time, an amount in cash equal to $6.908135, plus all accrued and unpaid dividends with respect thereto, and a number of validly issued, fully paid, and nonassessable shares of UCBI Stock equal to the quotient of $3.719765 divided by the UCBI Average Stock Price (the “Series C Preference Stock Consideration”); provided, however, that (a) in the event the UCBI Average Stock Price is greater than fifteen percent (15%) of the Starting Price, then the Series A Preference Stock Consideration shall be a number of shares of UCBI Stock equal to the quotient obtained by dividing $3.719765 by the product of (i) the Starting Price multiplied by (ii) 1.15, and (b) in the event the UCBI Average Stock Price is less than fifteen percent (15%) of the Starting Price, then the Series A Preference Stock Consideration shall be a number of shares of UCBI Stock equal to the quotient obtained by dividing $3.719765 by the product of (i) the Starting Price multiplied by (ii) 0.85

“Series C Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“Shares” shall mean all shares of capital stock of the Company, including shares of Common Stock, shares of Series A Preferred Stock, shares of Series B Preferred Stock (which, at and as of the time of Closing, shall be converted into Common Stock), and shares of Series C Preferred Stock, as applicable.

“Software” shall mean computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools and scripts and all documentation of or for any of the foregoing.

“Starting Index Price” shall mean the average of the daily current market prices of the Index during the Starting Period.

“Starting Period” shall mean the ten (10) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the execution of this Agreement.

“Starting Price” shall mean $28.24.

“Stock Plan” shall mean, collectively, the Company’s: (i) 2010 Stock Compensation Plan, as amended by that certain Amendment No. 1 to the 2010 Stock Compensation Plan; (ii) 2011 Stock Compensation Plan, as amended by that certain Amendment No. 1 to the 2011 Stock Compensation Plan, and as further amended by that certain Amendment No. 2 to the 2011 Stock Compensation Plan; (iii) 2014 Stock Compensation Plan; and (iv) 2017 Stock Compensation Plan.

“Stockholder Notice” shall (i) be a statement to the effect that the board of directors of the Company determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; (ii) if applicable, provide the Company Stockholders to whom it is sent with notice of the actions taken in the Stockholder Written Consents, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company; and (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL.

“Stockholder Representative” shall have the meaning set forth in the preamble to this Agreement, or any other Person selected as a successor thereto in accordance with Section 9.1.

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“Stockholder Representative Expense Fund” shall mean the Stockholder Representative Expense Fund Amount deposited with the Stockholder Representative in the Stockholder Representative Expense Fund Account, as such sum may increase or decrease as provided in this Agreement.

“Stockholder Representative Expense Fund Account” shall have the meaning set forth in Section 2.9(a).

“Stockholder Representative Expense Fund Amount” shall mean $100,000 in cash.

“Stockholder Written Consents” shall mean executed irrevocable written consents of the holders of Shares representing the Required Stockholder Vote approving this Agreement, the Merger and the other transactions contemplated hereunder.

“Stockholder Representative Group” shall have the meaning set forth in Section 9.6.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” shall mean each Person with respect to which a Person has the right to vote (directly or indirectly through one or more other Persons or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such Person.

“Support Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Survival Period Termination Date” shall have the meaning set forth in Section 8.1.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Suspension Event” shall have the meaning set forth in Section 6.20(b).

“Suspension Period” shall have the meaning set forth in Section 6.20(b).

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, occupancy, personal property, sales, use, transfer, financial transaction, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. “Taxes” shall mean any or all of the foregoing, collectively.

“Tax Benefit” shall mean any Tax credit, refund of Taxes paid or other reduction, however realized, in the amount of Taxes that otherwise would have been paid, in each case computed at the highest combined effective marginal Tax rates applicable to the recipient of such benefit.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” shall mean the IRS or any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party Claim” shall have the meaning set forth in Section 8.3(a).

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“Threshold” shall have the meaning set forth in Section 8.4(d).

“Trade Secrets” shall mean trade secrets, know-how and confidential business information, proprietary algorithms, proprietary data, customer lists, pricing and cost information, business and marketing plans and proposals, proprietary documentation and manuals, Software source code and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection laws, including the Uniform Trade Secrets Act.

“Transaction Documents” shall mean, collectively, the Company Documents, the Acquiror Documents, the Letters of Transmittal, the Support Agreements, the Option Cancellation Agreements, and each other agreement, document, instrument or certificate delivered in connection with this Agreement or the consummation of the Transactions.

“Transactions” shall mean the transactions contemplated by this Agreement.

“UCBI” shall have the meaning set forth in the preamble to this Agreement.

“UCBI Average Stock Price” shall mean the average of the closing sale prices of UCBI Stock as reported on the Nasdaq during the ten (10) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the closing date of the Transaction (the “Determination Period”); provided, however, that in the event UCBI Stock does not trade on any one or more of the trading days during Determination Period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which UCBI Stock actually traded during the Determination Period.

“UCBI Exchange Act Reports” shall have the meaning set forth in Section 4.8.

“UCBI Ratio” shall have the meaning set forth in Section 10.1(f).

“UCBI Registration Statement” shall have the meaning set forth in Section 6.19(b)(i).

“UCBI Stock” shall mean UCBI’s common stock, $1.00 par value per share.

“WARN” shall have the meaning set forth in Section 3.7(k).

Section 1.2.          Rules of Construction.

(a)          All article, section, schedule and exhibit references in this Agreement are to the articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. The word “or” shall not be exclusive. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes” and “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

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(c)          References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

(d)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)          The parties hereto acknowledge that each party hereto and its respective legal counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(f)          Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(g)          All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(h)          Unless otherwise stated, accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
THE MERGER

Section 2.1.          The Merger. Immediately prior to the Effective Time, the Company, Parent and Merger Subsidiary shall cause a certificate of merger (the “Certificate of Merger”), substantially in the form of Exhibit A, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the Laws of the State of Delaware. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions and duties of each of the Company and Merger Subsidiary shall become the debts, Liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.2.          Effective Time. The Merger shall become effective (a) upon the Certificate of Merger having been accepted for filing by the Secretary of State of the State of Delaware or (b) at such later time as is set forth in the Certificate of Merger (the “Effective Time”).

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Section 2.3.          Time and Place of Closing. The closing of the Transactions shall take place at (a) a time and on a date mutually agreed upon in writing by the parties hereto, or if no such date is agreed upon, (b) 10:00 a.m., Jacksonville, Florida time, on the first Business Day of the month that begins immediately following the date on which all of the conditions to the obligations of the parties hereto set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until Closing, but the Closing shall be subject to the satisfaction or, if permissible, waiver of those conditions) have been satisfied or waived as provided therein (the “Closing”). The Closing shall take place at the offices of Troutman Sanders LLP, located at 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia 30308. The Closing may take place by delivery of the documents to be delivered at the Closing by electronic transmission. All deliveries by one party to another party at Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. Subject to the provisions of Article X, failure to consummate the Merger and the other Transactions on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

Section 2.4.          Certificate of Incorporation and Bylaws.

(a)          As of the Effective Time, the certificate of incorporation of Merger Subsidiary shall be amended and restated pursuant to the terms set forth in the Certificate of Merger and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

(b)          The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation (except that the title thereof shall read “Bylaws of Symph Acquisition Corp.”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 2.5.          Board of Directors. The board of directors of Merger Subsidiary immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation at the Effective Time, to serve until the earliest of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6.          Management. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, to serve until the earliest of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7.          Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Shares or capital stock of Merger Subsidiary:

(a)          Subject to the provisions in Section 2.8(c)(G), Section 2.9 and the last sentence of this Section 2.7(a), (i) each issued share of Common Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall be converted solely into the right to receive, upon the surrender of the certificate formerly representing such share of Common Stock in accordance with Section 2.10, at the times set forth herein, the Per Common Share Merger Consideration, (ii) each issued share of Series A Preferred Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall be converted solely into the right to receive, upon the surrender of the certificate formerly representing such share of Series A Preferred Stock in accordance with Section 2.10, at the times set forth herein, such share’s Series A Preference Amount plus the Per Common Share Merger Consideration, (iii) each issued share of Series B Preferred Stock, (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall be converted solely into the right to receive, upon the surrender of the certificate formerly representing such share of Series B Preferred Stock in accordance with Section 2.10, at the times set forth herein, such share’s Series B Preference Amount plus the Per Common Share Merger Consideration up to the Series B Liquidation Preference Cap (as set forth in Section 2.1.4 of the Company’s Certificate of Incorporation), and (iv) each issued share of Series C Preferred Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall be converted solely into the right to receive, upon the surrender of the certificate formerly representing such share of Series C Preferred Stock in accordance with Section 2.10, at the times set forth herein, such share’s Series C Preference Amount plus the Per Common Share Merger Consideration. Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

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(b)          Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(c)          After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Common Stock or Preferred Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)

(i)          As soon as reasonably practicable following the approval by the Company Stockholders of the Merger and the Transactions, and in any event within three Business Days after the date thereof and prior to the Closing, the Company shall deliver to each holder of any In-Money Options an option cancellation agreement substantially in the form attached hereto as Exhibit J (the “Option Cancellation Agreement”). At the Effective Time, all rights in respect of each such outstanding In-Money Option (each such In-Money Option, an “Exchanged Option”) shall, by virtue of the Merger and the Option Cancellation Agreement and without any further action on the part of each holder of In-Money Options (other than the delivery of an Option Cancellation Agreement validly executed by such holder) (each such holder of In-Money Options, an “Exchanging Optionholder”), forthwith cease to exist and be converted into and represent the right to receive from the Surviving Corporation, immediately following the Effective Time, an amount of cash and UCBI Stock set forth on Final Schedule 2.8(c) equal to (A) the Per Common Share Merger Consideration less (B) the per share exercise price of such Exchanged Option (such difference, the “Net Exchanged Option Consideration” for the applicable Exchanged Option); provided, that such entitlement shall be subject to the occurrence of the Effective Time, and the provisions in Section 2.8(c)(F) and (G), Section 2.9 and Section 2.10(f).

(ii)         Holders of vested Options to purchase shares of Common Stock issued pursuant to the Stock Plan that exercise their rights pursuant to such vested Options to purchase Common Stock prior to the Effective Time shall be afforded the same rights and treatment hereunder as the Company Stockholders that own Common Stock hereunder pursuant to the terms of Section 2.7(a) above. Notwithstanding the foregoing, holders of vested Options to purchase shares of Common Stock issued pursuant to the Stock Plan who desire to exercise their rights pursuant to such vested Options to purchase Common Stock prior to the Effective Time must do so no less than seven (7) Business Days prior to the Effective Time.

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(iii)        Promptly after the execution of this Agreement and prior to the Effective Time, the Company and its board of directors, or an authorized committee thereof, shall take all necessary actions to provide that (A) all unvested In-Money Options that will not be or become vested and exercisable as of the Effective Time shall conditionally automatically accelerate, such that each such In-Money Option shall, immediately prior to the Effective Time, and contingent upon closing of the Merger, become fully exercisable for all of the shares of Common Stock that such Option provides for (without consideration of time vesting), and all such In-Money Options shall be terminated effective as of the Effective Time and converted into the right to receive the amount set forth in Section 2.7(d)(i); (B) all unvested shares of restricted Common Stock and restricted Series B Preferred Stock issued pursuant to the Stock Plan shall conditionally automatically accelerate, such that each such share of restricted Common Stock and restricted Series B Preferred Stock shall, immediately prior to the Effective Time and contingent upon the closing of the Merger, become fully vested; provided, that such entitlement shall be subject to the occurrence of the Effective Time, and the provisions in Section 2.10(f); and (C) all Out-of-Money Options shall be terminated effective as of the Effective Time without the payment of any consideration therefor, and the Company shall have no further obligations thereunder.

(iv)        As of the Effective Time, (i) all outstanding Options shall terminate and cease to be outstanding, the Stock Plan shall terminate and no holder of Options issued pursuant to the Stock Plan or otherwise or any participant in the Stock Plan shall have any rights thereunder (other than the rights to receive consideration with respect thereto as provided herein) and (ii) no restricted Common Stock or restricted Series B Preferred Stock shall be outstanding after the Effective Time.

Section 2.8.          Merger Consideration.

(a)          The “Per Common Share Merger Consideration” shall be an amount equal to the quotient of:

(i)          the sum of:

(A)	the Gross Merger Consideration;

(B)	minus the aggregate sum of (1) the product obtained by multiplying the Series A Preference Amount by the fully diluted number of shares of Series A Preferred Stock outstanding as of the Effective Time, (2), if applicable, the product obtained by multiplying the Series B Preference Amount by the fully diluted number of shares of Series B Preferred Stock outstanding as of the Effective Time and (3) the product obtained by multiplying the Series C Preference Amount by the fully diluted number of shares of Series C Preferred Stock outstanding as of the Effective Time;

(C)	plus the aggregate amount deducted in respect of the exercise prices of all Exchanged Options received pursuant to the net settlement process described in Section 2.7(d); and

(D)	plus the aggregate exercise price of Options received by the Company from any Optionholders that exercise their Options between the date of this Agreement and the Closing Date; and

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(ii)         the aggregate number of Shares and Exchanged Options outstanding immediately prior to the Effective Time.

(b)          Purely for the purpose of illustration, a detailed example calculation of the Per Common Share Merger Consideration, assuming (i) the Transactions were consummated on February 1, 2018, (ii) all holders of In-Money Options duly become Exchanging Optionholders with respect to all such In-Money Options and (iii) all holders of restricted Series B Preferred Stock and restricted Common Stock are vested as of immediately prior to the Effective Time, is attached hereto as Schedule 2.8(b).

(c)          Prior to the Closing Date, the Company shall deliver to Parent a revised and final Schedule 2.8(c) executed by an authorized officer of the Company (the “Final Schedule 2.8(c)”), substantially in the form attached hereto, setting forth the name of each Company Equityholder, the number of Exchanged Options and shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by each and that portion of the Gross Merger Consideration to be paid by Parent to such Company Equityholder at the Closing in accordance with Section 2.7 and this Section 2.8, including detail as to (A) the Series A Preference Amount due to each holder of Series A Preferred Stock, (B) the Series B Preference Amount due to each holder of Series B Preferred Stock (if any Series B Preferred Stock is outstanding as of the Effective Time) (C) the Series C Preference Amount due to each holder of Series C Preferred Stock, (D) the amount of Per Common Share Merger Consideration due to each holder of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, (E) the amount of Net Exchanged Option Consideration due to each Exchanging Optionholder, (F) each Company Equityholder’s Pro Rata Portion of the Stockholder Representative Expense Fund, in cash, the amounts of which deposits shall be determined exclusively based on the calculations set forth in Section 2.9, (G) each Company Equityholder’s Pro Rata Portion of the Indemnity Escrow Amount, in cash, shall be deposited into an escrow account (the “Indemnity Escrow Account”) to be held by the Escrow Agent, and (H) the amounts, in cash, to be withheld from each Exchanging Optionholder and to be withheld from each holder of restricted Series B Preferred Stock and restricted Common Stock to be paid to the applicable Taxing Authority as set forth in Section 2.10(f) below.

(d)          At the Closing, Parent shall (i) cause the Gross Merger Consideration, less the Indemnity Escrow Amount and less the Stockholder Representative Expense Fund, to be delivered to the Exchange Agent, and (ii) instruct the Exchange Agent to promptly disburse such sum in appropriate amounts as follows and each as set forth in the Final Schedule 2.8(c), including as adjusted pursuant to the provisions of Section 2.8(c)(F)-(H):

(i)          with respect to each share of Common Stock held by such holder, the Per Common Share Merger Consideration;

(ii)         with respect to each share of Series A Preferred Stock held by such holder, the applicable Series A Preference Amount with respect to such share of Series A Preferred Stock plus the Per Common Share Merger Consideration;

(iii)        with respect to each share of Series B Preferred Stock held by a Company Stockholder (if any share of Series B Preferred Stock is outstanding), the applicable Series B Preference Amount with respect to such share of Series B Preferred Stock plus the Per Common Share Merger Consideration up to the Series B Liquidation Preference Cap (as set forth in Section 2.1.4 of the Company’s Certificate of Incorporation);

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(iv)        with respect to each share of Series C Preferred Stock held by such holder, the applicable Series C Preference Amount with respect to such share of Series C Preferred Stock plus the Per Common Share Merger Consideration; and

(v)         with respect to each Exchanged Option held by such holder, the applicable Net Exchanged Option Consideration.

(e)          At the Closing, Parent shall pay, or shall cause to be paid, on behalf of the Acquired Companies, all amounts necessary to fully discharge the Closing Date Company Expenses that have not been paid in full as of immediately prior to the Closing to the extent payable at such time.

(f)           On the Closing Date, Parent shall pay to the Stockholder Representative the Stockholder Representative Expense Fund Amount in accordance with Section 2.9.

(g)          On the Closing Date, Parent shall pay to the Indemnity Escrow Account the Indemnity Escrow Amount in accordance with Section 2.8(c)(G).

(h)          At the Closing, Parent shall pay, or shall cause to be paid, on behalf of the Acquired Companies, all amounts necessary to fully discharge the Funded Indebtedness that have not been paid in full as of immediately prior to the Closing to the holders thereof upon receipt of a customary payoff letter from such holders in form and substance reasonably acceptable to Parent and in the amounts set forth on Schedule 2.8(h), and as set forth on each such payoff letter delivered hereunder and pursuant to wire instructions set forth in each such payoff letter

(i)           From time to time from and after the Closing Date, each Company Equityholder shall be entitled to receive its Pro Rata Portion, if any, of the Indemnity Escrow Amount, and the Stockholder Representative Expense Fund (collectively, such amounts the “Deferred Payments”): (i) in the case of the Indemnity Escrow Amount, to the extent such amounts are released by the Escrow Agent to the Exchange Agent for further distribution to the Company Equityholders pursuant to and in accordance with the terms of the Escrow Agreement (as defined herein); and (ii) in the case of the Stockholder Representative Expense Fund, to the extent any portion thereof is distributed by the Stockholder Representative to the Exchange Agent for further distribution to the Company Equityholders pursuant to and in accordance with the terms of this Agreement.

(j)           Notwithstanding the foregoing, if, after the date of this Agreement and at or prior to the end of the Determination Period, the outstanding shares of UCBI Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, then the Stock Consideration will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

(k)          In the event that the Closing does not occur on or prior to 11:59 p.m. Eastern time on May 1, 2018, then the Gross Merger Consideration shall be automatically increased by an amount equal to the Closing Net Income Amount, and payable in cash.

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Section 2.9.          Stockholder Representative Expense Fund.

(a)          On the Closing Date, the Stockholder Representative Expense Fund Amount shall be withheld from the aggregate Gross Merger Consideration otherwise payable in respect of Common Stock, Series A Preferred Stock, Series B Preferred Stock (if any share of Series B Preferred Stock is outstanding), Series C Preferred Stock, and Exchanged Options and deposited by Parent into a separate account (the “Stockholder Representative Expense Fund Account”) with the Stockholder Representative. The amount so withheld from each Company Equityholder shall be equal to such Company Equityholder’s Pro Rata Portion of the Stockholder Representative Expense Fund Amount. The Stockholder Representative shall hold the Stockholder Representative Expense Fund Amount and all amounts earned thereon pursuant to this Agreement. The Stockholder Representative is not providing any investment supervision, recommendations, or advice, and shall have no responsibility or liability for any loss of principal of the Stockholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Expense Fund, and has no Tax reporting or income distribution obligations. The Company Equityholders will not receive any interest on the Stockholder Representative Expense Fund and assign to the Stockholder Representative any such interest. The Stockholder Representative will hold the Stockholder Representative Expense Fund Amount separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Stockholder Representative Expense Fund Amount shall be distributed in accordance with Section 2.9(c). For tax purposes, the Stockholder Representative Expense Fund Amount will be treated as having been received and voluntarily set aside by the Company Equityholders at the time of Closing.

(b)          Upon deposit into the Stockholder Representative Expense Fund Account, the Stockholder Representative Expense Fund shall be maintained by the Stockholder Representative and the Stockholder Representative shall have the right to (i) recover the Charges from the Stockholder Representative Expense Fund in accordance with Section 9.2, and (ii) otherwise use the Stockholder Representative Expense Fund as determined in its reasonable discretion and in accordance with this Agreement.

(c)          Upon the determination of the Stockholder Representative, but no later than the five year anniversary of the Closing Date, any remaining funds in the Stockholder Representative Expense Fund at such time shall be released from the Stockholder Representative Expense Fund and the Stockholder Representative shall deliver all of such funds to the Exchange Agent for payment to the Company Equityholders based on each such Company Equityholder’s Pro Rata Portion of the Stockholder Representative Expense Fund Amount as set forth on Final Schedule 2.8(c).

Section 2.10.        Transactions at Closing; Exchange of Certificates; Exchange Agent.

(a)          At the Closing:

(i)           the parties hereto shall cause to be delivered to the Secretary of State of the State of Delaware duly executed and verified copies of the Certificate of Merger as required by the DGCL to effect the Merger, and take such further actions as may be required by the DGCL to make the Merger effective upon the terms and subject to the conditions set forth in this Agreement;

(ii)          the parties hereto shall deliver to each other the respective agreements and other documents and instruments specified herein, including, without limitation, the documents and instruments specified in Article VII to be delivered as a condition precedent to Closing;

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(iii)        in accordance with the provisions of Section 2.9, Parent shall cause the Stockholder Representative Expense Fund to be deposited with the Stockholder Representative by wire transfer of immediately available funds; and

(iv)         in accordance with the provisions of Section 2.9, Parent shall cause the Indemnity Escrow Amount to be deposited in the Indemnity Escrow Account with the Escrow Agent by wire transfer of immediately available funds; and

(v)          in accordance with the provisions of Section 2.8(d), Parent shall (A) deliver immediately available funds in an amount equal to the amount of the Gross Merger Consideration, less the Indemnity Escrow Amount and less the Stockholder Representative Expense Fund, to the Exchange Agent, and (B) instruct the Exchange Agent to promptly distribute such amount of the Gross Merger Consideration; and

(vi)         in accordance with the provisions of Section 2.8(e), Parent shall pay, or cause to be paid, on behalf of the Acquired Companies, all amounts necessary to fully discharge all Closing Date Company Expenses.

(b)          Prior to receiving any portion of the Gross Merger Consideration, each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented issued and outstanding Shares (the “Certificates”), shall be required to deliver to the Exchange Agent:

(i)           a properly completed and duly executed Letter of Transmittal in the form of Exhibit C (which Letter of Transmittal shall have been previously provided by the Exchange Agent to such holder along with instructions thereto and a notice to the effect that delivery of the Certificates (A) shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (B) unless otherwise disclosed to the Exchange Agent, shall constitute (1) a representation and warranty by the holder thereof to Parent that such holder is the beneficial owner of the Shares represented by such Certificate(s), and that such Shares are owned by such holder free and clear of any and all Liens, (2) a waiver by the holder thereof of any appraisal rights in respect of the Shares represented by such Certificates, and (3) a ratification by the holder thereof of the appointment of the Stockholder Representative); and

(ii)          the Certificates held of record by such holder evidencing the Shares issued and outstanding immediately prior to the Effective Time (or if any Certificate shall have been lost, stolen or destroyed, an affidavit of that fact and, if required by Parent, the execution of an unsecured indemnity agreement reasonably acceptable to Parent by such holder against any Legal Proceeding that may be made against it with respect to such Certificate).

Upon surrender of a Certificate to the Exchange Agent (or alternatively, delivery of an affidavit and indemnity agreement reasonably acceptable to Parent), together with such Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange the consideration set forth above in Section 2.7(a). Notwithstanding the foregoing, if any Company Stockholder presents to the Exchange Agent at or prior to the Effective Time such Company Stockholder’s Certificate or Certificates that immediately prior to the Effective Time represented Common Stock, Series A Preferred Stock, Series B Preferred Stock (if any), or Series C Preferred Stock, then such Company Stockholder shall be entitled to receive at Closing payment for such Common Stock, Series A Preferred Stock, Series B Preferred Stock (if any), or Series C Preferred Stock by wire transfer on the Closing Date in immediately available funds to an account designated by such Company Stockholder. If any portion of the aggregate consideration to be paid as set forth in this Agreement is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that (x) such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable and (y) such Person execute and deliver to Parent a certificate containing an appropriate representation regarding ownership and title to the Shares represented by the applicable Certificate(s) and a corresponding unsecured indemnity agreement reasonably acceptable to Parent against any claims or Legal Proceedings that may be made against it with respect to such Certificate(s). As of the Effective Time, each Certificate shall be deemed to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 2.10, the consideration into which the Shares represented thereby shall have been converted pursuant to Section 2.7(a).

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(c)          If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the aggregate consideration set forth above in Section 2.7(a), represented by such Certificates as provided in this Article II.

(d)          Any portion of the Gross Merger Consideration made available to the Exchange Agent pursuant to Section 2.10(b) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent and any holder of Shares who has not exchanged such Shares for the Gross Merger Consideration in accordance with this Section 2.10 prior to that time shall thereafter look only to Parent for payment of the Gross Merger Consideration, and any dividends and distributions with respect thereto, in respect of such Shares without any interest thereon.

(e)          None of Parent, the Company or the Surviving Corporation shall be liable to any former Company Equityholder for any Gross Merger Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date that the consideration for such Shares would escheat, any Shares represented thereby, or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, automatically become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Each of the Exchange Agent, Parent, Merger Subsidiary, the Surviving Corporation and any Acquired Company shall be entitled to deduct and withhold from the cash consideration otherwise payable to any Person pursuant to this Article II, and, if a deficiency exists after first making such withholding from the cash consideration payable pursuant to this Article II, obtain the balance of any such deficiency from any such Person in cash, such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. The parties hereby agree and acknowledge that all such amounts may be withheld solely from any cash amounts payable pursuant to this Article II and, if a deficiency exists after first making such withholding from the cash consideration payable pursuant to this Article II, the balance of any such deficiency may be obtained in cash from such Person, and no such withholdings need be taken from any UCBI Stock payable to such Person. To the extent that amounts are so deducted and withheld by the Exchange Agent, the Stockholder Representative, Parent, Merger Subsidiary, or the Surviving Corporation, as the case may be, and paid to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Stockholder Representative, Parent, Merger Subsidiary or the Surviving Corporation, as the case may be, made such deduction and withholding.

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Section 2.11.        Dissenting Holders. Notwithstanding any provision contained in this Agreement to the contrary, all Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Holder”) who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such Dissenting Holder fails to perfect or otherwise loses such Dissenting Holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive the Per Common Share Merger Consideration, the Series A Preference Amount, and/or the Series C Preference Amount as the case may be, payable in respect of such Shares pursuant to Section 2.7(a) hereof, but instead shall, from and after the Effective Time, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Dissenting Holder fails to perfect, withdraws or loses such Dissenting Holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such Dissenting Holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the consideration payable in respect of such Shares pursuant to Section 2.7(a), without interest thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company prior to the Effective Time and (ii) reasonable updates with respect to negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle any such demands.

Section 2.12.        Further Action. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Acquired Companies and Merger Subsidiary, then the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Acquired Companies and Merger Subsidiary, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things commercially reasonable and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Acquired Companies and Merger Subsidiary to take any and all such action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the disclosure schedules delivered to Parent by the Company (the “Company Disclosure Schedules”), the Company represents and warrants to Parent as follows:

Section 3.1.          Organization and Active Status. Each Acquired Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Acquired Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent in the Data Room (a) complete and correct copies of the certificate of incorporation or other comparable organizational document, as applicable, of each Acquired Company as in effect on the date hereof; and (b) bylaws, operating or limited liability company agreements or other comparable governing documents, and all amendments thereto of each Acquired Company as in effect on the date hereof.

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Section 3.2.          Authorization. The Company has all corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), and to consummate the Transactions. The execution and delivery of this Agreement and the Company Documents and the consummation of the Transactions, except for the required approvals of the Company Stockholders in connection with the consummation of the Merger, have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Company Documents will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3.          Conflicts; Consents of Third Parties.

(a)          Except as set forth in Schedule 3.3(a), and provided that the notifications and approvals set forth in Schedule 3.3(b) are made or obtained, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of any Acquired Company; (ii)  any Material Contract or Permit to which any Acquired Company is a party or by which any of the properties or assets of any Acquired Company are bound or affected or cause the creation of any Lien upon any of the assets of any Acquired Company; (iii)  any Order of any Governmental Authority applicable to any Acquired Company or by which any of the properties or assets of any Acquired Company are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, modifications or losses that would not, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other Transactions or result in material liability to any Acquired Company, or in the case of clause (ii), such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, modifications or losses that would not, individually or in the aggregate, reasonably be expected to materially and adversely impact the operations of any Acquired Company following the Closing.

(b)          Except as set forth in Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Acquired Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the Transactions, except for (i) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with the applicable requirements of the HSR Act; (iii) any applicable filings under state securities, “Blue Sky” or takeover laws; and (iv) to the Company’s Knowledge, such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

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Section 3.4.          Capitalization.

(a)          The authorized capital stock of the Company consists of 17,783,433 shares of Common Stock and 12,662,110 shares of preferred stock, 2,860,500 of which are designated as Series A Preferred Stock, 8,954,780 of which are designated as Series B Preferred Stock, and 846,830 of which are designated as Series C Preferred Stock. As of the date hereof, there are 2,729,448 shares of Common Stock, 2,860,500 shares of Series A Preferred Stock, 8,948,349 shares of Series B Preferred Stock, and 846,830 shares of Series C Preferred Stock issued and outstanding and no shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are held by the Company as treasury stock. All of the issued and outstanding Shares were duly authorized for issuance, are validly issued, fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and have been offered, issued, sold and delivered by the Company in compliance in all material respects with applicable federal and state securities Laws (or pursuant to exemptions from such Laws). There are no declared but unpaid dividends or distributions with regard to any issued and outstanding Shares. The accrued but undeclared and unpaid dividends with regard to the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock as of February 1, 2018 are set forth in Schedule 3.4(a).

(b)          Except as set forth in Schedule 3.4(b), (i) there is no existing option, warrant, call right or other security, equity-based award exercisable or exchangeable for or convertible into Shares or any other equity securities of the Company, Equity Equivalents or Contracts of any character to which the Company is a party, requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any Shares or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase Shares; (ii) there are no outstanding Equity Equivalents with respect to the Company; (iii) there are no written agreements to which the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any other Person is a party with respect to the voting, ownership or transfer of the Shares; (iv) there are no bonds, indentures, notes or other indebtedness providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of Shares may vote; and (v) neither the Company nor any Acquired Subsidiary has any obligation to purchase, redeem or otherwise acquire any of its capital stock or any interests therein.

Section 3.5.          Subsidiaries.

(a)          Schedule 3.5(a) sets forth the name of each Acquired Subsidiary, and, with respect to each Acquired Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of its authorized equity interests, the number and class of equity interests duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.

(b)          The Acquired Subsidiaries named in Schedule 3.5(a) constitute all of the Subsidiaries of the Company and no Acquired Subsidiary has agreed to acquire any share capital or security of any other Person. Except as set forth in Schedule 3.5(a), no Acquired Subsidiary owns or holds of record or beneficially any equity or ownership interest in any other Person.

(c)          The outstanding equity interests of each Acquired Subsidiary were duly authorized for issuance, are validly issued, fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and have been offered, issued, sold and delivered in compliance with applicable federal and state securities Laws (or pursuant to exemptions from such Laws). There is no existing (i) option, warrant, call, right or other security or equity-based award exercisable or exchangeable for or convertible into shares or any other equity securities of any Acquired Subsidiary; (ii) Equity Equivalent with respect to any Acquired Subsidiary; (iii) Contract of any character to which any Acquired Subsidiary is a party that would require the issuance of any shares of capital stock or other equity interests of any Acquired Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Acquired Subsidiary; or (iv) convertible security of any Acquired Subsidiary which upon conversion would require the issuance of any shares of capital stock or other equity interests of any Acquired Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Acquired Subsidiary. No Acquired Subsidiary owns any Shares.

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Section 3.6.          Financial Statements.

(a)          The Company has made available to Parent in the Data Room copies of (a) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2015 and 2016 and the related consolidated audited statements of operations and of cash flows of the Acquired Companies for the years then ended; and (b) the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2017 and the related consolidated statements of operations and cash flows of the Acquired Companies for the nine month period then ended (such audited and unaudited statements are referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP in all material respects, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of notes, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates and for the periods indicated therein. For the purposes hereof, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2017 is referred to as the “Balance Sheet” and September 30, 2017 is referred to as the “Balance Sheet Date.”

(b)          As of the date hereof, the Acquired Companies do not have any Liabilities that are required to be set forth on an audited consolidated balance sheet prepared in accordance with GAAP, except (i) Liabilities reflected on the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) Liabilities that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) Liabilities incurred in connection with the transactions contemplated hereby, (v) Liabilities arising from performance obligations under any Material Contract, and (vi) as set forth in Schedule 3.6(b).

Section 3.7.          Absence of Certain Developments. Since the Balance Sheet Date, except for the marketing of the Acquired Companies for sale and as set forth in Schedule 3.7, the Acquired Companies:

(a)          have not issued, sold, disposed of, transferred or granted any shares of capital stock (or other equity interests) of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock (or other equity interests), or any rights, warrants, options, calls, commitments or Equity Equivalents or entered into any other agreements of any character to purchase or acquire any shares of capital stock (or other equity interests) or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock (or other equity interests) or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

(b)          have not split, combined, subdivided or reclassified any shares of their capital stock or other equity interests;

(c)          have not adopted any amendments to their respective certificate of incorporation or bylaws (or other comparable organizational documents) or effected or become a party to any, recapitalization or similar transaction, except as provided by this Agreement;

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(d)          except as contemplated by this Agreement, have not cancelled any third party Indebtedness owed to any Acquired Company in excess of $1,000,000 in the aggregate, other than in the Ordinary Course of Business;

(e)          have not incurred any additional material Indebtedness for borrowed money or assumed, guaranteed, endorsed or otherwise become liable or responsible for any such Indebtedness of another Person (other than borrowings by the Acquired Companies in the Ordinary Course of Business), other than to Acquired Companies in excess of $1,000,000 in the aggregate, or entered into any Contracts with respect to any of the foregoing;

(f)           have not acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or acquired any capital asset or related capital assets with a fair market value in excess of $1,000,000;

(g)          have not sold, leased, licensed, transferred or otherwise encumbered or subjected (or allowed to become subject) to any Lien or otherwise disposed of any of their properties, rights or assets, including any capital asset or related capital assets with a fair market value in excess of $1,000,000, except as otherwise provided by this Agreement or in the Ordinary Course of Business, or as otherwise provided by any existing Indebtedness of any Acquired Company;

(h)          except with respect to any equipment purchased in connection with any Contract for the lease of equipment to customers in the Ordinary Course of Business, have not made or agreed to make any material capital expenditures that exceed $1,000,000 in the aggregate;

(i)           except with respect to any equipment purchased in connection with any Contract for the lease of equipment to customers in the Ordinary Course of Business, except as otherwise permitted under this Agreement, have not (i) entered into any Contract relating to the purchase by any Acquired Company of goods, equipment or services of amounts in excess of $1,000,000 per year, or (ii) modified or amended in any material respect or terminated any Material Contract or Real Property Lease or waived, released or assigned any material rights or claims thereunder;

(j)           have not, except as required by Law or as contemplated by this Agreement, adopted, modified or amended in any fashion that would materially increase the cost to any Acquired Company: (i) any Employee Benefit Plan, or (ii) any employment agreements or other arrangements with any Company Employee;

(k)          have not, except in the Ordinary Course of Business, granted or announced any increase in the salaries, bonus opportunities or other compensation or benefits payable, or to become payable, to any Company Employee;

(l)           have not effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee of any Acquired Company;

(m)         have not made any material change to their accounting methods, principles or practices or to the Financial Statements or to the working capital policies applicable to the Acquired Companies, except as required by GAAP;

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(n)          have not transferred or granted to any third party any rights with respect to any material Intellectual Property, except for entering into any license agreements in the Ordinary Course of Business;

(o)          have not discontinued any material line of business or dissolved or wound up any of the Acquired Companies;

(p)          have not agreed to or authorized any Person to take any of the foregoing actions; and

(q)          have not suffered a Company Material Adverse Effect.

Section 3.8.          Taxes.

(a)          Except as set forth in Schedule 3.8(a), the Acquired Companies have duly and timely filed (subject to applicable extensions) all material Tax Returns that they were required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. All income Taxes and other material Taxes due and owing by the Acquired Companies have been paid, except for Taxes reserved for on the Financial Statements or accrued since the date of the Financial Statements in the Ordinary Course of Business or Taxes, the liability for which is being challenged by an Acquired Company. The unpaid Taxes of each Acquired Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Liability for Taxes in the Financial Statements or accrued since the date of the Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice and except for any changes and modifications required as a result of any change in any Tax Law. Except as set forth in Schedule 3.8(a), no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No written material claim has been made and is currently outstanding by a Taxing Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. Except for Permitted Exceptions or as set forth on Schedule 3.8(a), there are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Acquired Company.

(b)          Except as set forth in Schedule 3.8(b), there has not been any audit of any Acquired Company Tax Return by the IRS or any state, local or foreign tax authority since January 1, 2011, and no Acquired Company has been notified in writing by the IRS or any state, local or foreign Taxing Authority that any such audit is contemplated or pending. No Acquired Company has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where any Acquired Company have not filed Tax Returns) any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against any Acquired Company.

(c)          Except as set forth in Schedule 3.8(c) or with respect to commercial Contracts to which an Acquired Company is a party and that do not principally involve the allocation or sharing the payment of, or liability for, Taxes, including, without limitation, any Contract relating to the leasing of equipment in the Ordinary Course of Business, no Acquired Company is a party to any Contract with any third party (excluding other Acquired Companies) relating to allocating or sharing the payment of, or liability for, Taxes. No Acquired Company has liability for the Taxes of any third party (excluding other Acquired Companies) under Treasury Regulation § 1.1502-6, by Contract or as a transferee or successor.

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(d)          Except with respect to equipment leases entered into in the Ordinary Course of Business, all material Taxes which the Company is obligated to withhold from amounts owing to any employee, independent contractor, creditor, stockholder or third party have been paid or accrued.

(e)          No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)           No Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No Acquired Company has consummated or participated in, or is currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Section 6662 of the Code or the Treasury Regulations promulgated thereunder.

(g)          Except with respect to equipment leases entered into in the Ordinary Course of Business, each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party.

(h)          None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i)           None of the Acquired Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Acquired Companies has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(j)           No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)           change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)          “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii)         intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax law); or

(iv)         election under Code Section 108(i).

(k)          No Acquired Company is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Reg. Section 1.6011-4(b).

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(l)           Each of the Acquired Companies has remitted abandoned property to the relevant state agency in accordance with applicable escheat Laws.

(m)         This Section 3.8 constitutes the exclusive representations and warranties of the Acquired Companies with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 3.8 and shall not be based on the representations set forth in any other provision of this Agreement. No representation or warranty contained in this Section 3.8 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Closing Date. Notwithstanding anything to the contrary in this Section 3.8, no Acquired Company makes any representation as to the amount of, or present or future limitations on, any net operating losses, Tax credits or other Tax attributes that it may have.

Section 3.9.          Real Property.

(a)          No Acquired Company owns any real property. Schedule 3.9 sets forth a list as of the date hereof of all leases or subleases of real property, identifying the address thereof, by any Acquired Company (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”). Copies of the Real Property Leases have been made available to Parent in the Data Room. No Acquired Company has received any written notice of any default, event or occurrence that has resulted or would result (with or without the giving of notice, the lapse of time, or both) in a default in any material respect by any Acquired Company under any Real Property Lease. Assuming good title in the respective landlords, the Real Property Leases are in full force and effect and constitute valid and binding agreements of the Acquired Companies, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). No Acquired Company has received any written notice of any material default or any event that, with notice or lapse of time, or both, would constitute such a default by any Acquired Company under any Real Property Lease. To the Knowledge of the Company, the real property subject to the Real Property Leases is in conformity in all material respects with all applicable Laws, including all applicable zoning laws, ordinances and regulations affecting such Real Property Leases. No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any real property subject to the Real Property Leases; it being understood and agreed that the provisions of this Section 3.9, as they relate to the property subject to the Real Property Leases, pertain only to the leasehold interest of the Acquired Companies.

(b)          Except as set forth in Schedule 3.9, to the Knowledge of the Company, the buildings subject to the Real Property Leases are in commercially reasonable order and repair, normal wear and tear excepted. Except for employees of the Acquired Companies who work from their residences, the real property subject to the Real Property Leases includes all real property currently used by the Acquired Companies in the conduct of their business as currently conducted.

Section 3.10.        Tangible Personal Property. Except as set forth in Schedule 3.10 or as disposed of in the Ordinary Course of Business since the Balance Sheet Date, each Acquired Company has good title to, a valid leasehold interest in, or a valid right to use, free and clear of any Liens (other than Permitted Exceptions), all of the material items of tangible personal property reflected in the Balance Sheet as used or owned by it. Schedule 3.10 sets forth all leases of personal property leased by any Acquired Company involving annual payments in excess of $100,000 (“Personal Property Leases”). No Acquired Company has received any written notice of any material default or any event that, with notice or lapse of time, or both, would constitute such a default by any Acquired Company under any Personal Property Lease.

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Section 3.11.        Intellectual Property.

(a)          Schedule 3.11(a) sets forth a (i) list of all Registered Intellectual Property owned by any Acquired Company; (ii) description of all material unregistered Intellectual Property that is owned by any Acquired Company and is material to the business conducted by the Acquired Companies in the Ordinary Course of Business, other than proprietary inventions and Trade Secrets; and (iii) list of material Intellectual Property that has been licensed exclusively to any Acquired Company other than Commercial Software. All such registrations for the Registered Intellectual Property are in full force and effect and have not expired or been abandoned.

(b)          The Acquired Companies own or have a valid right to use all material Intellectual Property currently used by them in the conduct of their business as currently conducted, except for the failure to have such right to use that would not be reasonably expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the conduct by the Acquired Companies of their respective businesses as currently conducted by them does not Infringe the rights with respect to Intellectual Property owned by any third Person. The Acquired Companies have not made any claims against third parties within the past three years alleging Infringement of the Intellectual Property owned or used by any of them in the conduct of their business as currently conducted and, to the Knowledge of the Company, none of the Acquired Companies’ rights in any Intellectual Property owned by any of them are being Infringed.

(c)          The representations and warranties contained in this Section 3.11 constitute the sole and exclusive representations and warranties of the Acquired Companies relating to, or in connection with, Intellectual Property matters of any kind or nature.

Section 3.12.        Material Contracts.

(a)          Schedule 3.12 sets forth as of the date hereof all of the following executory Contracts to which any Acquired Company is a party (collectively, the “Material Contracts”):

(i)           Contracts with any current Company Employee with an annual remuneration (salary, any target variable compensation and bonus) in excess of $250,000 and Contracts with any stockholder, executive officer or director of any Acquired Company that may not be terminated without charge or penalty;

(ii)          Contracts with any labor union, association or body representing any employee of any Acquired Company;

(iii)         Contracts (A) for the sale after the Balance Sheet Date of any asset or group of assets of the Acquired Companies for consideration in excess of $1,000,000, or (B) involving any obligation or commitment relating to any acquisition or disposition of any equity interest of any Acquired Company, except for non-material Contracts entered into in the Ordinary Course of Business;

(iv)         Contracts involving any obligation on the part of any Acquired Company to refrain from competing in the business of the Acquired Companies with any Person or from conducting the business of the Acquired Companies in any geographic region;

(v)          Contracts that grant a license to any Acquired Company to use Intellectual Property material to the business currently conducted by such Acquired Company (excluding Commercial Software or licenses with annual fees of $500,000 or less);

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(vi)         Contracts relating to the acquisition by any Acquired Company of any operating business or the capital stock of any other Person;

(vii)        Contracts of the Acquired Companies involving annual aggregate consideration in excess of $1,000,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Acquired Company without penalty or without more than ninety days’ notice;

(viii)       Contracts pursuant to which any Acquired Company has outstanding Indebtedness requiring aggregate payments by the Acquired Company in excess of $500,000 in any one year;

(ix)          Contracts providing for the guaranty by any Acquired Company of any obligation for borrowed money of a third Person that is not an Acquired Company, other than obligations described in clause (vii); and

(x)           joint venture or partnership agreements.

(b)          All Material Contracts are valid and enforceable obligations of the applicable Acquired Company, and, to the Knowledge of the Company, each other Person party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). No Acquired Company is in material default under any Material Contract to which it is a party and no Acquired Company has received any written notice of any default or event that, with notice or lapse of time, or both, would constitute such a default by any of the Acquired Companies.

(c)          The Company has made available to Parent in the Data Room a true and correct copy of each Material Contract.

Section 3.13.        Employee Benefits Plans.

(a)          Schedule 3.13(a) lists each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has made available to Parent in the Data Room a copy of the following (where applicable): (i) each material document constituting a part of such Employee Benefit Plan, including current plan documents and trust agreements, and all amendments thereto; (ii) the three most recent annual reports (Form 5500 Series) and accompanying schedules; (iii) the non-discrimination testing results for the three most recent plan years; (iv) the current summary plan description; (v) the most recent determination letter from the IRS or, in the case of a prototype plan, the favorable opinion letter(s) issued to the prototype or volume submitter plan sponsor; and (vi) any material correspondence to or from any Governmental Authority with respect to any Employee Benefit Plan in the last six years.

(b)          With respect to each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, such Employee Benefit Plan is so qualified, and the IRS has issued a favorable determination letter, opinion letter or advisory letter upon which the Acquired Companies are entitled to rely under IRS pronouncements setting forth that the current form of such plan is qualified under Section 401(a) of the Code and the related trusts are exempt from U.S. Federal income Tax under Section 501(a) of the Code, and to the Company’s Knowledge, no act or omission has occurred since the date of the most recent determination or opinion letter which would materially adversely affect its qualification.

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(c)          None of the Acquired Companies nor any ERISA Affiliates currently maintains, sponsors, participates in, contributes to, or has an obligation to contribute to, or in the last six years has maintained, sponsored, participated in, contributed to or had any obligation to contribute to, (i) any defined benefit plan (as defined in Section 3(35) of ERISA) or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA), (iii) any “multiple employer plan” as described in Section 413(c) of the Code, (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

(d)          Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code. All premiums, contributions or other payments required to have been made by Law or under the terms of any Employee Benefit Plan or any Contract or agreement relating thereto as of the Closing Date have been made on a timely basis, and all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed by the applicable due date.

(e)          With respect to each Employee Benefit Plan: (i) there are no unresolved claims or disputes under the terms of, or in connection with, each Employee Benefit Plan or any of its assets, other than routine claims for benefits which are payable in the Ordinary Course of Business; (ii) there has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code); (iii) no litigation has been commenced with respect to any Employee Benefit Plan or its assets and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the Ordinary Course of Business); and (iv) no Acquired Company has received written notice or is aware that there are any matters pending or threatened in connection with any Employee Benefit Plan before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(f)           Except for health insurance continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law or as set forth in Schedule 3.13(f), no Acquired Company is under any obligation to provide medical, death, life insurance or other welfare benefits with respect to any Company Employee after termination of employment or such Company Employee’s spouse, dependent or beneficiary.

(g)          Except as contemplated by this Agreement and except as set forth in Schedule 3.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any Company Employee; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits to any Company Employee; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Employee Benefit Plan.

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(h)          Schedule 3.13(h) sets forth each Employee Benefit Plan that is a nonqualified deferred compensation plan, within the meaning of and not exempt from Section 409A of the Code (each, a “Section 409A Plan”) and identifies each Section 409A Plan in connection with which any Acquired Company may have liability with respect to any Company Employee. No such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code. Each Section 409A Plan has been administered in all material respects with its terms and the requirements of Section 409A of the Code and applicable guidance issued thereunder and has been established and maintained in written form that complies in all material respects with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder, such that in the event of an audit by the Internal Revenue Service of any Acquired Company or any individual participating in such Employee Benefit Plan, the additional Tax described in Section 409A(a)(1)(B) of the Code would not be assessed against any such participant with respect to benefits due or accruing under such Employee Benefit Plan.

(i)           No Acquired Company is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 4999 or Section 409A of the Code.

(j)           All individuals performing services or who have performed services for any Acquired Company or any of their ERISA Affiliates and who are or were treated by the Acquired Company or any such ERISA Affiliate as independent contractors have been appropriately classified as such under all applicable legal requirements, and no such individuals participate or have the right to participate in any Employee Benefit Plan.

(k)          Each Acquired Company and each of their ERISA Affiliates has complied in all material respects with the requirements of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and Section 4980B of the Code and Sections 601 et seq. of ERISA (“COBRA”) or similar state laws, and in each case the regulations promulgated thereunder, with respect to each Employee Benefit Plan to the extent applicable to such plan.

Section 3.14.        Labor. (a) There are no strikes, lockouts, material work stoppages or slowdowns pending or, to the Knowledge of the Company, threatened against the Acquired Companies and (b) no Acquired Company has received written notice of the commencement of any Legal Proceeding asserting that such Acquired Company has engaged in any unfair labor practice nor, to the Knowledge of the Company, has any such Legal Proceeding been threatened by or on behalf of any employee or group of employees of any Acquired Company.

Section 3.15.        Litigation. There is no suit, litigation, arbitration, claim, action or proceeding (each a “Proceeding”) pending or, to the Company’s knowledge, threatened in writing against any of the Acquired Companies which would have a Company Material Adverse Effect. None of the Acquired Companies is subject to any outstanding order, writ, injunction or decree that has had a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.15 do not apply to permits, employee benefit plans and related matters, labor matters, taxes, intellectual property, and environmental laws and environmental matters, which subject matters are addressed in their entirety and exclusively in Section 3.8, 3.11, 3.13, 3.14, 3.16 and 3.17, respectively.

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Section 3.16.        Compliance with Laws; Permits.

(a)          Since the Balance Sheet Date, the Acquired Companies have complied in all material respects with all Laws applicable to them or to the operation of the Acquired Companies’ business.

(b)          The Acquired Companies currently have all Permits required for the operation of their business as presently conducted, except for those Permits the failure to so hold would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Acquired Company is in material default or violation of any term, condition or provision of any such Permit applicable to it.

(c)          Notwithstanding the foregoing, the representations and warranties contained in this Section 3.16 do not apply to employee benefit plans and related matters, labor matters, taxes, intellectual property, and environmental laws and environmental matters, which subject matters are addressed in their entirety and exclusively in Sections 3.8, 3.11, 3.13, 3.14 and 3.17, respectively.

Section 3.17.        Environmental Matters. To the Knowledge of the Company, the Acquired Companies are in material compliance with all applicable Environmental Laws, except where the failure to be in such compliance would not have a Company Material Adverse Effect.

Section 3.18.        Fees and Expenses of Brokers and Others. No Acquired Company is directly or indirectly committed to any Liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions, nor has it retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions, except that the Acquired Companies have engaged Keefe, Bruyette & Woods, Inc. (the “Broker”), to represent them in connection with the Transactions, and the Acquired Companies shall pay all the fees and expenses to which the Broker is entitled in connection with such engagement at the Closing.

Section 3.19.        Insurance. The Acquired Companies have the insurance of the types and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, as of the date hereof, there is no material claim pending under any of the Acquired Companies’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies. The Acquired Companies are in compliance in all material respects with the terms of such insurance policies, except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.20.        Related Party Transactions. Except as set forth in Schedule 3.20, there are no material obligations of the Acquired Companies to officers, directors, stockholders, members, managers or key employees of the Acquired Companies other than (a) for payment of salaries and bonuses for services rendered; (b) reimbursement of customary and reasonable expenses incurred on behalf of the Acquired Companies; and (c) benefits due under Employee Benefit Plans and fringe benefits not required to be listed on Schedule 3.13(a). Except as set forth in Schedule 3.20, no officer, director, stockholder, member or manager of the Acquired Companies is directly interested in any Material Contract.

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Section 3.21.        Exclusivity of Representations and Warranties.

(a)          EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NONE OF THE ACQUIRED COMPANIES OR ANY OTHER PERSON MAKES (AND EACH OF THE ACQUIRED COMPANIES EXPRESSLY DISCLAIM) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE ACQUIRED COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT AND MERGER SUB SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, PARENT ACKNOWLEDGES THAT NONE OF THE ACQUIRED COMPANIES, THE EQUITYHOLDERS OR ANY OTHER PERSON ON BEHALF OF THE ACQUIRED COMPANIES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED COMPANIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED, INCLUDING PURSUANT TO SECTION 6.9, IF ANY, TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, INCLUDING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PARENT ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE III SHALL HAVE ANY LEGAL EFFECT AND THAT PARENT EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE III. WITHOUT LIMITING THE FOREGOING, NEITHER THE ACQUIRED COMPANIES NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR PARENT’S, MERGER SUB’S OR ANY OF THEIR RESPECTIVE AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN THE DATA ROOM OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

(b)          THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUBSIDIARY EXCEPT AS CONTAINED IN ARTICLE III, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE COMPANY EQUITYHOLDERS, THE COMPANY OR ANY OF ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO PARENT’S WRITTEN DILIGENCE REQUEST AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

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Article IV
REPRESENTATIONS AND WARRANTIES
OF PARENT, UCBI AND MERGER SUBSIDIARY

Except as otherwise disclosed to the Company in the disclosure schedules delivered to the Company by Parent, UCBI, and Merger Subsidiary, Parent, UCBI, and Merger Subsidiary, jointly and severally, represent and warrant to the Company and the Company Equityholders:

Section 4.1.          Organization and Good Standing. Parent and UCBI are duly organized, validly existing and in good standing under the Laws of the jurisdiction in which they are incorporated and have all requisite power and authority to own, lease and operate its properties and to carry on its business. Merger Subsidiary is duly organized, validly existing and in good status under the Laws of Delaware. Parent owns 1,000 shares of common stock, par value $0.01 per share, of Merger Subsidiary, which shares represent all of the issued and outstanding capital stock of Merger Subsidiary. Merger Subsidiary has not engaged in any activities and does not hold any assets except (in each case) as necessary to be a party to and consummate the Merger.

Section 4.2.          Authorization. Each of Parent, UCBI, and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the Transactions (the “Acquiror Documents”), and to consummate the Transactions. The execution and delivery of this Agreement and the Acquiror Documents and the consummation of the Transactions have been duly authorized by all requisite action on the part of Parent, UCBI, and Merger Subsidiary. This Agreement has been, and each of the Acquiror Documents will be at or prior to the Closing, duly and validly executed and delivered by Parent, UCBI, and/or Merger Subsidiary, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Acquiror Documents constitute the legal, valid and binding obligation of Parent, UCBI, and/or Merger Subsidiary, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3.          Financial Ability. Parent has sufficient immediately available funds to consummate the Transactions and to pay the Merger Consideration. Parent acknowledges and agrees that Parent’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Parent.

Section 4.4.          Solvency. As of the Effective Time and immediately after giving effect to all of the Transactions, including the Merger, the payment of the Gross Merger Consideration, and all of the related fees and expenses of Merger Subsidiary, UCBI, and Parent in connection therewith, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all Liabilities of the Surviving Corporation and its Subsidiaries, including contingent and other Liabilities, and (ii) the amount that will be required to pay the probable Liabilities of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent Liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have an unreasonably small amount of capital for the operation of the businesses in which it and its Subsidiaries are engaged or proposed to be engaged; and (c) the Surviving Corporation will be able to pay its and its Subsidiaries’ Liabilities, including contingent and other Liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its Liabilities, including contingent and other Liabilities, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its and its Subsidiaries’ obligations as they become due.

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Section 4.5.          Consents and Approvals; No Violations.

(a)          Non-Contravention. None of the execution and delivery by Parent, UCBI, or Merger Subsidiary of this Agreement or the Acquiror Documents, the consummation of the Transactions, or compliance by Parent, UCBI, or Merger Subsidiary with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of either Parent, UCBI, or Merger Subsidiary; (ii)  any Contract or Permit to which either Parent, UCBI, or Merger Subsidiary is a party or by which any of their respective properties or assets are bound; (iii)  any Order of any Governmental Authority applicable to either Parent, UCBI, or Merger Subsidiary or by which any of their respective properties or assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, modifications or losses that would not, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other Transactions or result in material liability to Parent or UCBI, or in the case of clause (ii), such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, modifications or losses that would not, individually or in the aggregate, reasonably be expected to materially and adversely impact the operations of Parent or UCBI following the Closing.

(b)          Approvals and Consents. Except as set forth in Schedule 4.5(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of either Parent, UCBI, or Merger Subsidiary in connection with the execution and delivery of this Agreement or the Acquiror Documents or the compliance by Parent, UCBI, and Merger Subsidiary with any of the provisions hereof or thereof, or the consummation of the Transactions, except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with the applicable requirements of the HSR Act, (iii) the filing of the UCBI Registration Statement by UCBI and the declaration of effectiveness of the UCBI Registration Statement by the SEC, and (iv) any applicable filings under state securities, “Blue Sky” or takeover laws, and the approval of the listing of the UCBI Stock on Nasdaq.

Section 4.6.          Brokers. Other than Morgan Stanley & Co. LLC, neither Parent, UCBI, nor Merger Subsidiary is directly or indirectly committed to any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions or has retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.

Section 4.7.          Litigation. There is no Proceeding pending or, to the Parent’s knowledge, threatened in writing against the Parent or UCBI or any of their respective Subsidairies which would have a Parent Material Adverse Effect. None of the Parent, UCBI, or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had a Parent Material Adverse Effect.

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Section 4.8.          Disclosure Reports; Financial Statements.

(a)          The UCBI Stock is registered pursuant to Section 12(g) of the Exchange Act, and UCBI has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the UCBI Stock under the Exchange Act nor has UCBI received any notification that the SEC is contemplating terminating such registration. UCBI has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act required to be filed by the Exchange Act since January 1, 2015 (the “UCBI Exchange Act Reports”). The UCBI Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by UCBI (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents, which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.

(b)          All of the financial statements to be included in the UCBI Registration Statement, including any related notes thereto (those filed with the SEC are collectively referred to as the “UCBI Financial Statements”), have been prepared in accordance with GAAP in all material respects, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of notes, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of UCBI as of the dates and for the periods indicated therein.

Section 4.9.          Regulatory Reports. The year-end Reports of Condition and Income filed by Parent with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by UCBI with the Federal Reserve for or during each of the three (3) years ended December 31, 2016, 2015 and 2014, together with all such other reports filed by UCBI and the Parent for or during the same three (3)-year period with the Georgia Department of Banking and Finance, if any, and with any other applicable regulatory or governmental agencies have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

Section 4.10.        Absence of Changes. Since September 30, 2017, there has been no change in the business, assets, liabilities, results of operations or financial condition of Parent or UCBI, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.11.        Compliance. Other than investments to satisfy regulatory requirements, neither UCBI nor the Parent is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to its knowledge, no facts or circumstances exist, which would cause Parent: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under federal or state law; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Parent has adopted and Parent has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

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Section 4.12.        Access. Parent, UCBI, and its representatives have been given full access to the assets, books, records, Contracts and employees of the Acquired Companies, and have been given the opportunity to meet with officers and other representatives of the Acquired Companies for the purpose of investigating and obtaining information regarding the Acquired Companies’ business, operations and legal affairs. Neither Parent, UCBI, nor any of its representatives has had unauthorized access to, or has used, any confidential information of the Acquired Companies regarding the process undertaken by the Acquired Companies in connection with the Acquired Companies’ solicitation of potential offers or the terms of any such other offers.

Section 4.13.        Investment Intent/Accredited Investor. The Shares are being acquired by Merger Subsidiary and Parent for their own account and without a view to the public distribution of the Shares or any interest therein. Parent and Merger Subsidiary have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Shares, and Parent and Merger Subsidiary are capable of bearing the economic risks of such investment, including a complete loss of their investment in the Shares. Parent and Merger Subsidiary are each an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the 1933 Act. In evaluating the suitability of an investment in the Shares, Parent and Merger Subsidiary have relied solely upon the representations, warranties, covenants and agreements made by the Company herein and Parent and Merger Subsidiary have not relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of the Company, the Company Equityholders or any Affiliate, employee, agent or other representative of the Company or the Company Equityholders. Parent and Merger Subsidiary understand and agree that Parent may not sell or dispose of any of the Surviving Corporation’s capital stock other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities Laws. Parent acknowledges that the Shares have not been registered under federal or state securities Laws.

Section 4.14.        Valid Issuance of UCBI Stock; Other Compliance Matters. The UCBI Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable. Assuming the accuracy of the representations of each Company Equityholder set forth in the Letter of Transmittal delivered by such Company Equityholder pursuant to this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. No registration under the 1933 Act is required for the offer and sale of the Stock Consideration by UCBI to the Company Equityholders as contemplated by this Agreement. UCBI is eligible to register the UCBI Stock issued pursuant to the Merger for resale by the Company Equityholders on Form S-3 promulgated under the 1933 Act. At the time of filing the UCBI Registration Statement, and at the time of each post-effective amendment thereto, including by way of a Section 10.3(a)(3) post-effective amendment, UCBI (i) was a “well-known seasoned issuer” (as defined in Rule 405 under the 1933 Act) and (ii) was not an “ineligible issuer” (as defined in Rule 405 under the 1933 Act). UCBI has not, in the 12 months preceding the date hereof, received notice from Nasdaq or any trading market on which UCBI Stock is or has been listed or quoted to the effect that UCBI is not in compliance with the listing or maintenance requirements of such trading market. UCBI is in compliance with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate the Marketplace Rules of the Nasdaq Stock Market.

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Section 4.15.        Representations and Warranties. Except for the representations and warranties made by Parent and UCBI in this Article IV, neither Parent, UCBI, nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and UCBI hereby disclaim any such other representations or warranties. Parent and UCBI acknowledge and agree that no Acquired Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.          Operation in the Ordinary Course. During the period from the date of this Agreement to the Effective Time, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably delayed, conditioned or withheld, and except (a) as set forth in Schedule 5.1; (b) as otherwise contemplated or permitted by this Agreement; or (c) as necessary to ensure that the Acquired Companies comply with applicable Laws and contractual obligations, the Company shall, and shall cause each of the Acquired Subsidiaries to, operate its business in the Ordinary Course of Business.

Section 5.2.          Negative Covenants. Except (w) as set forth in Schedule 5.2; (x) as otherwise contemplated or permitted by this Agreement; (y) as necessary to ensure that the Acquired Companies comply with applicable Laws and contractual obligations; or (z) as agreed to in writing by Parent, which shall not be unreasonably withheld, conditioned or delayed, no Acquired Company shall:

(a)          except in relation to the exercise of Options outstanding or restricted Common Stock or restricted Series B Preferred Stock outstanding as of the date hereof, issue, sell, dispose of, transfer or grant any shares of capital stock (or other equity interests) of any class, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock (or other equity interests), or any rights, warrants, options, calls, commitments or Equity Equivalents or enter into any other agreements of any character to purchase or acquire any shares of capital stock (or other equity interests) or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock (or other equity interests) or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

(b)          split, combine, subdivide or reclassify any shares of its capital stock or other equity interests;

(c)          declare or pay any dividend, distribution or payment in respect of the Common Stock;

(d)          adopt any amendments to its certificate of incorporation or bylaws (or other comparable organizational documents) or effect or become a party to any recapitalization or similar transaction, except as provided by this Agreement;

(e)          other than in the Ordinary Course of Business, cancel any third party Indebtedness owed to any Acquired Company in excess of $1,000,000 in the aggregate;

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(f)           (i) incur any additional Indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for any such Indebtedness of another Person (other than borrowings by the Acquired Companies in the Ordinary Course of Business or pursuant to credit facilities existing as of the date of this Agreement), other than to other Acquired Companies, or (ii) make any loans, advances or capital contributions to or investments in any Person (except for customary loans and travel advances made in the Ordinary Course of Business and equipment finance loans and leases made to existing or future customers in the Ordinary Course of Business) other than to other Acquired Companies, in the case of subclauses (i) and (ii), in excess of $1,000,000 in the aggregate, or enter into any Contracts with respect to any of the foregoing;

(g)          except for the sale of two loan and lease portfolios in the aggregate amount up to $15,000,000, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or, other than in the Ordinary Course of Business, acquire any capital asset or related capital assets with a fair market value in excess of $1,000,000; provided, however, that, (i) to the extent the Closing does not occur by February 1, 2018, the Parent hereby expressly approves, authorizes, and consents to the Company and/or any of its Subsidiaries obtaining new credit facilities to borrow an aggregate amount not to exceed an original principal amount equal to $30,000,000; and (ii) to the extent the Closing does not occur by January 1, 2018, subject to the right of first refusal set forth in Section 5.3, the Parent hereby expressly approves, authorizes, and consents to the Company and/or any of its Subsidiaries selling any of their loan or lease assets in an aggregate amount not to exceed $12,000,000 per month;

(h)          except as otherwise provided by this Agreement or in the Ordinary Course of Business, sell, lease, license, transfer or otherwise encumber or subject (or allow to become subject) to any Lien (other than Permitted Exceptions) or otherwise dispose of any of its properties, rights or assets, including any capital asset or related capital assets with a fair market value in excess of $1,000,000;

(i)           make or agree to make any material capital expenditures that exceed $1,000,000 in the aggregate, except with respect to any equipment purchased in connection with any Contract for the lease of equipment to customers, or in the Ordinary Course of Business;

(j)           except with respect to any equipment purchased in connection with any Contract for the lease of equipment to customers in the Ordinary Course of Business and except as otherwise permitted under this Agreement (i) enter into any Contract relating to the purchase by any Acquired Company of goods, equipment or services of amounts in excess of $500,000 per year, or (ii) modify or amend in any material respect or terminate any Material Contract or Real Property Lease or waive, release or assign any material rights or claims thereunder;

(k)          except as may be required by Law or pursuant to the terms of any Employee Benefit Plan as of the date hereof, or as contemplated by this Agreement, adopt, modify or amend in any fashion that would materially increase the cost to any Acquired Company: (i) any Employee Benefit Plan or (ii) any employment agreements, change in control, retention, termination or other compensation agreements with any Company Employee;

(l)           except in the Ordinary Course of Business, grant or announce any increase in the salaries, bonus opportunities or other compensation or benefits payable, or to become payable, to any Company Employee;

(m)         at any time within the 90 day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee of any Acquired Company;

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(n)          make any material change to its accounting methods, principles or practices or to the Financial Statements or to the working capital policies applicable to such Acquired Company, except as required by GAAP;

(o)          except for entering into any license agreements in the Ordinary Course of Business, transfer or grant to any third party any rights with respect to any material Intellectual Property;

(p)          except in the Ordinary Course of Business with respect to property, sales, and use Taxes, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Acquired Company for any period ending after the Closing Date or decreasing any Tax attribute of any Acquired Company existing on the Closing Date;

(q)          discontinue any material line of business or dissolve or wind up any of the Acquired Companies; or

(r)           agree to or authorize any Person to take any of the foregoing actions.

Section 5.3.          Right of First Refusal. As long as this Agreement has not been terminated pursuant to Article X, in the event the Company or any of its Subsidiaries elects to sell any of its loan assets any time after January 1, 2018 to a third party (the “Proposed Transfer”), the Company shall offer the Parent a right of first refusal to purchase all of such loan assets that the Company or any of its Subsidiaries proposes to transfer to a third party purchaser at the same price and on the same terms and conditions as those offered to such third party purchaser in the Proposed Transfer. The Company shall deliver a notice (the “Proposed Transfer Notice”) to the Parent, which shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer. To exercise its right of first refusal under this Section 5.3, the Parent must deliver written notice to the Company within one (1) Business Day after delivery of the Proposed Transfer Notice and shall be required to close on the Proposed Transfer, consistent with the terms and conditions set forth in the Proposed Transfer Notice, within ten (10) Business Days after delivery of the Proposed Transfer Notice. Notwithstanding the foregoing, if the Parent fails to provide its election notice or fails to close on the Proposed Transfer, in each case, within the time periods set forth in this Section 5.3, then the Parent shall be deemed to have forfeited any right to purchase any of the loan assets subject to the Proposed Transfer, and, notwithstanding anything to the contrary contained in this Agreement, the Company and each of its applicable Subsidiaries shall be free to sell all of the loan assets subject to the Proposed Transfer to the prospective third party purchaser on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice.

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Article VI
ADDITIONAL AGREEMENTS

Section 6.1.          Access to Information and Employees. Upon reasonable notice, subject to applicable antitrust and other Laws, the Company shall, and shall cause each of the Acquired Subsidiaries to, afford to Parent and the officers, directors, employees, accountants, counsel, financial advisors and other representatives of Parent (the “Representatives”), reasonable access during normal business hours during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, to the Acquired Companies’ existing books and records; provided, however, that any such access shall be conducted at Parent’s expense, at reasonable times, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and to not interfere with the normal operation of the business of the Acquired Companies. Notwithstanding the foregoing provisions of this Section 6.1 or any other provision of this Agreement, none of the Acquired Companies shall be required to provide to Parent documents that are subject to a confidentiality agreement that has not been duly waived and that relates to a party other than the Acquired Companies, and provided that all documents or other information subject to attorney-client privilege and work-product doctrine shall be provided only under a joint defense privilege, to the extent applicable, and Parent and the Acquired Companies shall enter into such documentation as may reasonably be required to evidence such joint privilege. Parent agrees that it will not, and it will cause its Representatives to not, use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the consummation of the Transactions. The Non-Disclosure Agreement, dated as of July 27, 2017 (the “Confidentiality Agreement”), by the Parent and Navitas Credit Corp., shall apply with respect to information furnished by the Acquired Companies and their representatives thereunder or hereunder and any other activities contemplated thereby or hereby, until the Effective Time and thereafter to the extent provided therein.

Section 6.2.          Stockholder Approval.

(a)          Subject to the exercise by the board of directors of the Company of its fiduciary duties, (i) as soon as reasonably possible following the execution of this Agreement, the board of directors of the Company shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement in any meeting or written consent of the Company Stockholders and (ii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the board of directors of the Company that the Company Stockholders vote in favor of adoption of this Agreement.

(b)          Within five (5) Business Days following the date of (i) delivery of the Stockholder Written Consent, or (ii) a meeting of the stockholders of the Company at which the required Company Stockholders adopt this Agreement and approve the Merger and the Transactions, the Company shall deliver to each holder of Shares that did not execute a Stockholder Written Consent or did not vote in favor of the foregoing proposals at such stockholder meeting, as applicable, the Stockholder Notice in form and substance reasonably satisfactory to Parent. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request and shall be sufficient in form and substance to start the 20 day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s Shares as contemplated by Section 262(d)(2) of the DGCL.

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Section 6.3.          Notification; Hart-Scott-Rodino Act Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by regulatory considerations or otherwise provided in this Section 6.3, each of the Company and Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, and to satisfy all of the conditions set forth in Article VII, including: (i) preparing and filing all forms, registrations and notices required to be filed, performing all necessary actions or nonactions, and obtaining all necessary waivers, consents and approvals from Governmental Authorities and making all necessary registrations and filings (including filings with Governmental Authorities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (ii) obtaining all necessary consents, approvals or waivers from those parties set forth on Schedule 6.3(a); (iii) defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iv) executing and delivering any additional instruments necessary to consummate the Transactions.

(b)          Without limiting the generality of the foregoing, as soon as may be reasonably practicable, and in no event later than five Business Days after the date hereof, Parent and the Company each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the Transactions as required by the HSR Act. Subject to applicable Laws and the preservation of any applicable attorney-client privilege, Parent and the Company each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings; (ii) supply any additional information which reasonably may be required by the FTC or the DOJ; and (iii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Parent and the Company each shall request early termination of the waiting period under the HSR Act, and will use reasonable efforts to obtain such early termination. Parent shall pay all filing fees for the filing under the HSR Act by all parties, except for any filing that may arise under Rule 801.2(e) under the HSR Act. Parent will take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to expeditiously close the Transactions, provided, however, Parent shall not be required to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority. At the request of the Company, Parent and its Affiliates shall be obligated to take commercially reasonable steps to contest, administratively or in court, any antitrust ruling, Order or other action of any Governmental Authority or any other Person respecting the Transactions. Prior to the Closing, Parent shall not, and shall cause its Affiliates not to, undertake any Competitive Transaction.

(c)          The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other Law at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authorities, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations. Neither the Company nor Parent shall participate in any meeting or discussion with any Governmental Authority with respect to any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Parent or the Company, shall be limited to outside antitrust counsel only). The Company and Parent shall each approve the content of any presentations, white papers or other written materials to be prepared and submitted to any Governmental Authority in advance of any such submission.

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Section 6.4.          Fees and Expenses. Except as provided in Article VIII hereof and Closing Date Company Expenses, whether or not the Merger is consummated, each of the parties hereto shall bear its own expenses in connection with the negotiation and execution of this Agreement, including all fees and expenses of its legal counsel, investment bankers, financial advisors and accountants. Notwithstanding the foregoing, Parent shall be responsible for (and timely satisfy) the costs of (a) the R&W Insurance Policy, (b) the D&O Tail Policy, and (c) all filing fees and other charges relating to the HSR Act filing in accordance with Section 6.3 (except as otherwise provided in Section 6.3(b)) and the filing of the UCBI Registration Statement and listing of UCBI Stock on Nasdaq in accordance with Section 6.19.

Section 6.5.         Public Announcements. Except to the extent otherwise required by applicable Law, regulation (including the rules of any stock exchange on which its common stock may be listed) or legal process prior to the Closing, none of the Company Equityholders or Parent, Merger Subsidiary or the Acquired Companies may issue any press release or make any public statement without the approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned). Following the Closing, the Company’s institutional investors shall not be prohibited from disclosure of its investment in the Acquired Companies, the proceeds received hereunder and its rate of return on such investment, in each case, to its investors and prospective investors so long as recipients are bound by customary obligations of confidentiality with respect to such disclosures, and the Company’s institutional investors shall have the right to disclose information about the Transactions pursuant to its normal fundraising, marketing, information or reporting activities. Nothing in this Section 6.5 shall be deemed to prohibit any party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or disclosure shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Company and the Parent shall issue a joint press release, in a form and substance that is reasonably acceptable to the Company and the Parent, announcing the execution of this Agreement.

Section 6.6.          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, and to the extent the Company or another Acquired Company would be required to do so as of the date of this Agreement, Parent and the Surviving Corporation (each, a “D&O Indemnifying Party”) shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or manager (in the case of a limited liability company) of any of the Acquired Companies (collectively, the “Company Indemnified Agents”) against all losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement with the approval of the D&O Indemnifying Party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer, employee or manager of any of the Acquired Companies and arising out of actions or omissions, occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time; provided that each D&O Indemnifying Party shall only be required to indemnify a Company Indemnified Agent pursuant to this Section 6.6 to the extent a corporation is permitted under the Law of the State of Delaware to indemnify directors, officers and employees, as the case may be, or those of a direct or indirect subsidiary (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Agent to the fullest extent permitted by Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). In addition, the certificate of incorporation and bylaws of the Surviving Corporation and its successors and assigns shall contain provisions with respect to indemnification no less favorable to the former officers and directors than those in effect in the certificate of incorporation of the Company and the bylaws of the Company with respect to current officers and directors as in effect on the date of this Agreement.

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(b)          Each Company Indemnified Agent under this Section 6.6 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Company Indemnified Agent in respect of which indemnity may be sought from a D&O Indemnifying Party under this Section 6.6, notify the D&O Indemnifying Party in writing of the commencement thereof. The omission of any Company Indemnified Agent to notify a D&O Indemnifying Party of any such action shall not relieve such D&O Indemnifying Party from any Liability which it may have to such Company Indemnified Agent other than pursuant to this Section 6.6, unless, and only to the extent that, such omission actually and materially prejudices the D&O Indemnifying Party. In case any such action or other proceeding shall be brought against any Company Indemnified Agent and it shall notify the D&O Indemnifying Party of the commencement thereof, the D&O Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Company Indemnified Agent; provided, however, that any Company Indemnified Agent may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the D&O Indemnifying Party and a Company Indemnified Agent are, or are reasonably likely to become, a party, such Company Indemnified Agent shall have the right to employ separate counsel at the D&O Indemnifying Party’s expense and to control its own defense of such action or proceeding if, in the reasonable written opinion of counsel to such Company Indemnified Agent, (i) there are or may be legal defenses available to such Company Indemnified Agent or to other Company Indemnified Agents that are different from or additional to those available to the D&O Indemnifying Party or (ii) any conflict or potential conflict exists between the D&O Indemnifying Party and such Company Indemnified Agent that would make such separate representation advisable. The D&O Indemnifying Party shall not, without the consent of the Company Indemnified Agent, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Indemnified Agent of a release from all liability in respect to such claim or litigation or which requires action by the Company Indemnified Agent. The rights accorded to Company Indemnified Agents hereunder shall be in addition to any rights that any Company Indemnified Agent may have at common law, by separate agreement set forth in Schedule 6.6(b) or otherwise.

(c)          The Parent shall obtain, effective as of the Closing Date, a binding commitment for six year “tail” insurance policies (the “D&O Tail Policy”) with respect to directors’ and officers’ liability type (either through its existing directors’ and officers’ liability insurance policies or under the Company’s existing directors’ and officers’ liability insurance policies, in which event the Company will designate Parent’s insurance broker as the Company’s broker-of-record, as determined by Parent in its sole discretion) and with the account coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Acquired Companies, with respect to actions and omissions occurring prior to the Closing Date; provided that the Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy which exceed three hundred percent (300%) of the annual premium payments on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. Such insurance shall be effective as of the Closing. Parent shall cause the Surviving Corporation and its Subsidiaries to pay any applicable premiums for such insurance. The Parent shall, and shall cause the Acquired Companies, to maintain the D&O Tail Policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by each Acquired Company, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.6(c). Copies of the D&O Tail Policy shall be made available to Parent prior to the Closing Date.

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(d)          The provisions of this Section 6.6 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Agent, his or her heirs and his or her representatives.

(e)          In the event that Parent, the Company or the Acquired Subsidiaries, or any respective successor or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any such person, then, and in either case, proper provision shall be made so that the successors and assigns of the Parent, the Company, and the Acquired Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 6.6.

Section 6.7.          Merger Consideration Allocation. For all Tax purposes, the parties shall allocate all of the consideration to be paid pursuant to Section 2.8 in the manner set forth in the Final Schedule 2.8(c) to the disposition by the Company Equityholders, and the acquisition by Parent, of the Shares and shall not allocate any such consideration to any other agreements or obligations. Any payments made under Article VIII shall be treated for all Tax purposes as an adjustment to the purchase price for the Shares.

Section 6.8.          Resignations. The Company shall procure letters of resignation to be effective at the Effective Time from those directors of the Company and any other Acquired Company set forth in Schedule 7.2(c) by written notice delivered to the Company at least five Business Days prior to Closing.

Section 6.9.          Certain Tax Matters.

(a)          Parent, the Acquired Companies and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant hereto. Parent, the Acquired Companies and the Stockholder Representative agree to retain all books and records within their possession with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and to the extent of any extensions thereof) of the respective taxable periods, to make any such books and records available to the other party prior to disposing of them and to abide by all record retention agreements entered into with any Taxing Authority.

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(b)          Parent shall prepare, or cause to be prepared in a manner consistent with past practices, except as otherwise required by applicable Law, and shall cause to be timely filed, all Acquired Company Tax Returns that are due after the Closing Date which have not been filed as of the Closing Date. Any net operating loss or Tax credit shall be carried back to the fullest extent permitted by Law, and no election will be made for such net operating losses or Tax credits to only be carried forward unless otherwise requested by the Stockholder Representative. The party preparing each such Tax Return shall consult with the Stockholder Representative concerning such Tax Return and report all items with respect to any taxable period (or portion thereof) ending on the Closing Date in accordance with the instructions of the Stockholder Representative. The party preparing each such Tax Return shall provide the Stockholder Representative with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Stockholder Representative) at least 45 days prior to the filing of such Tax Return, except that in the case of a Tax Return related to income Taxes due within 90 days following the Closing Date, the copy shall be provided to the Stockholder Representative no less than 45 days prior to the filing. Parent shall accept any such comments to the extent they are reasonable, provided such comment does not have the effect of increasing any Tax liability or decreasing any Tax attribute for a Tax Period ending after the Closing Date. Parent and the Stockholder Representative shall use good faith efforts to resolve any dispute regarding the preparation of Tax Returns related to income Taxes after the Closing Date for Tax periods beginning before the Closing Date.

(c)          Parent shall not, without the Stockholder Representative’s advance written consent, cause any Acquired Company to take any action in respect of any taxable period or portion thereof that ends on or before the Closing Date that would increase any liability for any Tax of any Acquired Company that would cause any Company Equityholder to incur any liability in respect of that Tax. The Company Equityholders shall be entitled, in proportion to their Pro Rata Portion, to retain, or receive immediate payment from Parent of, any Tax Benefit (including refunds and credits arising by reason of amended Acquired Company Tax Returns filed after the Closing Date or otherwise) to which the Acquired Companies become entitled, with respect to any Tax period ending on or before the Closing Date relating to any Acquired Company. With respect to any Straddle Period of any Acquired Company, Parent and the Stockholder Representative shall equitably apportion any refund or credit of any Tax.

(d)          After the Closing Date, Parent and its Affiliates (including the Acquired Companies) will not, without the prior written consent of the Stockholder Representative, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Acquired Companies for any taxable period ending on or before the Closing Date or any Straddle Period.

(e)          Any income Taxes for a Straddle Period with respect to the Surviving Corporation or any Acquired Company shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Surviving Corporation, or the applicable Acquired Company, as the case may be, during such portions of the periods, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the income Taxes attributable to the two portions of a Straddle Period, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

(f)           At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the Transactions shall be paid by Parent. Parent shall prepare any Tax Returns with respect to such Taxes, and the Stockholder Representative shall cooperate with Parent in the preparation of such Tax Returns.

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(g)          To the extent applicable, the Acquired Companies shall use commercially reasonable efforts to obtain and deliver to Parent, prior to the initiation of the requisite stockholder approval procedure under Section 6.9(h), a parachute payment waiver, from each person who the Acquired Companies reasonably believe is, with respect to the Acquired Companies, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately before the initiation of the requisite stockholder approval procedure under Section 6.9(h) and who would otherwise reasonably be expected to have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of the Transactions, pursuant to which such person shall agree to waive any and all right or entitlement to the parachute payments (collectively, the “Payments”) to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of the Payments is obtained pursuant to Section 6.9(h).

(h)          The Acquired Companies shall use their commercially reasonable efforts to obtain the approval by such number of stockholders of the Acquired Companies as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all Payments, with such stockholder vote to be obtained in a manner which satisfied all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

Section 6.10.        Notice of Developments. From the date hereof until the Closing Date, the Company shall disclose to Parent and Merger Subsidiary in writing any material variances from the representations and warranties contained in Article III, and Parent and Merger Subsidiary shall promptly notify the Company if Parent or Merger Subsidiary obtain knowledge that any representation or warranty of the Company in this Agreement or the attached Company Disclosure Schedules is not true and correct in all material respects, or if Parent or Merger Subsidiary obtains knowledge of any material errors in, or omissions from, any Schedule to this Agreement.

Section 6.11.        Exclusivity. From the date hereof until the sooner of the Effective Time and the date of termination of this Agreement in accordance with its terms and subject to the exercise of the Company’s board of directors’ fiduciary duties and applicable Law, neither the Stockholder Representative nor the Company will, directly or indirectly, through any officer, director, employee, agent (including financial advisors), partner or otherwise, continue, solicit, entertain, initiate, facilitate or participate in or encourage discussions or negotiations with, or the submission of bids, offers or proposals by, any Person with respect to, whether directly or indirectly, an acquisition of any Acquired Company, or any acquisition of any capital stock or other equity or other interest of or in any Acquired Company or any material assets of any Acquired Company, by any means whatsoever, or enter into any agreement, arrangement or understanding regarding any of the foregoing. The Company and the Stockholder Representative will immediately cease and terminate any discussions or negotiations with any third party that are ongoing with respect to any transaction of the type or similar to those described in the immediately preceding sentence. In addition, from the date hereof until the Effective Time, except as required by applicable Law and the exercise of the Company’s board of directors’ fiduciary duties, neither the Stockholder Representative nor any Acquired Company will, directly or indirectly, through any Representative or otherwise, disclose any information not customarily disclosed to any Person (other than Parent, Merger Subsidiary and their Representatives) in the Company’s Ordinary Course of Business or afford to any such other Person access to the Acquired Companies’ properties, books or records without the prior written consent of Parent. Furthermore, if the Company or any of its officers, directors, employees, agents (including financial advisors) or partners receives any written communication regarding the submission of bids, offers or proposals by, any Person with respect to, whether directly or indirectly, an acquisition of any Acquired Company, or any acquisition of any capital stock or other equity or other interest of or in any Acquired Company or any material assets of any Acquired Company, by any means whatsoever, between the date hereof and the Closing Date, then the Company shall immediately notify Parent of the receipt of such bid, offer or proposal. The Company shall give Parent prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of receipt of any such bid, offer or proposal by the Company or any of its or any of its officers, directors, employees, agents (including financial advisors) or partners (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (y) of the Company’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and shall receive from such Person an executed confidentiality agreement containing terms no less favorable to the Company than the terms of the confidentiality agreement entered into between the Company and Parent dated as of July 27, 2017 prior to furnishing nonpublic information regarding the Company to, or enter into a confidentiality agreement or discussions or negotiations with, any Person in response to a bona fide, unsolicited written bid, offer or proposal submitted by such Person.

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Section 6.12.        Parent’s Due Diligence Investigation.

(a)          Parent and Merger Subsidiary acknowledge and agree that, for the purposes of this Agreement, none of the Company Equityholders, the Acquired Companies, their Affiliates or Representatives has made any representations or warranties regarding the Company Equityholders, the Acquired Companies, the Acquired Companies’ business operations, the assets or operations of the Acquired Companies’ business or otherwise in connection with the Transactions on which Parent and Merger Subsidiary relied, and that Parent and Merger Subsidiary are relying exclusively on the representations and warranties expressly made by (A) the Company in Article III, (B) the Company Stockholders in the Letters of Transmittal and Support Agreements, and (C) the Exchanging Optionholders in the Option Cancellation Agreements. Without limiting the generality of the foregoing, Parent and Merger Subsidiary acknowledge and agree that no projections, forecasts and predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda or offering materials with respect to the Acquired Companies’ business is or shall be deemed to be a representation or warranty by the Company Equityholders or the Company to Parent or Merger Subsidiary under this Agreement, or otherwise, and that Parent and Merger Subsidiary have not relied thereon in determining to execute this Agreement and proceed with the Transactions. Parent and Merger Subsidiary further acknowledge and agree: (i) that materials they have received from the Company Equityholders, the Acquired Companies and their agents and representatives, including the Broker, include projections, forecasts and predictions relating to the Acquired Companies’ business; (ii) that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; (iii) that Parent and Merger Subsidiary are familiar with such uncertainties and are taking full responsibility for making their own evaluations of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; (iv) that Parent and Merger Subsidiary shall not have any claims against the Company Equityholders, the Acquired Companies, their officers, directors, Affiliates or representatives, including the Broker, with respect thereto (other than with respect to Fraud); and (v) that Parent and Merger Subsidiary have not relied thereon. Parent and Merger Subsidiary acknowledge that no Person has been authorized by the Company Equityholders or the Acquired Companies to make any representation or warranty regarding the Company Equityholders, the Acquired Companies, the Acquired Companies’ business, the assets or operations of the Acquired Companies or the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the Company Equityholders or the Company.

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(b)          Parent and Merger Subsidiary acknowledge and agree that they (i) have made their own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Article III and in the Letters of Transmittal, have formed an independent judgment concerning, the Acquired Companies and the Acquired Companies’ business, and the Transactions, (ii) have conducted such investigations of the Acquired Companies and the Acquired Companies’ business as Parent and Merger Subsidiary deem necessary to satisfy themselves as to the operations and conditions thereof, and (iii) are relying (and will rely) solely on such investigations and inquiries, and the express representations and warranties of the Company set forth in Article III, by the Company Stockholders in the Letters of Transmittal for all matters related to this Agreement and the Transactions. Parent and Merger Subsidiary further acknowledge and agree that they will not at any time (A) assert any claim against the Acquired Companies or any of their respective present and former directors, officers, managers, partners, stockholders, employees, agents, Affiliates, consultants, investment bankers, attorneys, advisors or representatives (including the Broker), or (B) attempt to hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by such Persons concerning the Acquired Companies or the Acquired Companies’ business; provided that the foregoing shall not limit Parent’s and Merger Subsidiary’s rights with respect to any express inaccuracies or misstatements constituting Fraud or in the representations and warranties expressly set forth in Article III and in the Letters of Transmittal (subject to the limitations and expiration set forth in Article VIII).

(c)          Parent and Merger Subsidiary acknowledge that the Gross Merger Consideration has been negotiated based upon Parent’s and Merger Subsidiary’s express agreement that should the Closing occur, Parent and Merger Subsidiary will acquire the Acquired Companies and their businesses, properties, assets and Liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in this Agreement and in the Letters of Transmittal. Further, without limiting any representation, warranty or covenant of the Company Equityholders and the Company expressly set forth herein or in the Letters of Transmittal, Support Agreements, or Option Cancellation Agreements, Parent and Merger Subsidiary acknowledge that they have waived and hereby waive as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Acquired Companies, including with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.

Section 6.13.        Employee Matters.

(a)          Parent will cause the Acquired Companies to continue the employment effective immediately after the Closing Date of all Company Employees, including each on medical, disability, family or other leave of absence as of the Closing Date. All such Company Employees who remain employed by the Acquired Companies immediately following the Closing Date are referred to as “Retained Employees.” For a period of at least one year following the Closing Date, Parent will cause the Acquired Companies to provide each such Retained Employee who remains employed with at least the same base wages, annual base salary and annual rate of cash bonus opportunity (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee on the Closing Date. Nothing in this Section 6.13 shall obligate Parent or the Acquired Companies to continue the employment of any such Retained Employee for any specific period.

(b)          As of the Closing Date and for a period of not less than one year thereafter, Parent shall provide, or shall cause the Acquired Companies to provide, each Retained Employee with employee benefits (other than any equity based compensation) that are comparable in the aggregate to the employee benefits provided to such Retained Employee immediately prior to the Closing Date whether under the Employee Benefit Plans or otherwise.

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(c)          Parent shall use commercially reasonable efforts to: (i) give, or cause the Acquired Companies to give, each Retained Employee credit for the Retained Employee’s service with the Acquired Companies prior to the Closing Date (including for purposes of any vacation, sick leave, and severance policies) under any employee benefit plan or personnel policies that cover the Retained Employee after the Closing Date, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits only; (ii) allow each Retained Employee to participate in each plan providing welfare benefits (including medical, life insurance, long term disability insurance and long term care insurance) after the Closing without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Employee Benefit Plans immediately prior to the Closing Date; and (iii) if any of the Employee Benefit Plans are terminated prior to the end of the plan year that includes the Closing Date, credit the Retained Employee with any expenses that were covered by the Employee Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(d)          Parent shall cause the Acquired Companies to continue to credit to each Retained Employee all accrued vacation and personal holiday pay that the Retained Employee is entitled to but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability and/or obligation for the payment of such amounts subject to the terms of Parent’s vacation and sick leave policies.

(e)          Prior to the Closing, the Acquired Companies shall take all appropriate action to terminate any Employee Benefit Plan that the Parent directs the Acquired Companies to terminate prior to the Closing. The Acquired Companies agree to provide the Parent with copies of all required resolutions and related documents to effect such terminations in advance of such action and to permit the Parent to propose such changes and revisions as the Parent reasonably believes are appropriate and to approve such resolutions and related documents.

(f)          The provisions of this Section 6.13 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 6.13. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Acquired Companies, Parent, the Surviving Corporation or any of their respective Affiliates; (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Parent, the Surviving Corporation or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee.

(g)          For the avoidance of doubt, distributions from the Navitas Credit Corp. 401(k) Profit Sharing Plan and Trust will be made as soon as administratively practicable following the Closing, regardless of whether a determination letter application is filed by any party with respect to the qualified status of such plan.

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Section 6.14.        Retention and Access to Records. The Stockholder Representative shall have the right to retain copies of all books and records of the Acquired Companies relating to periods ending on or prior to the Closing Date. For a period of seven years following the Closing Date, Parent shall maintain all books and records of the Acquired Companies relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for maintenance of such books and records, available to the Stockholder Representative upon reasonable notice during normal business hours. If at any time after the Closing, the Stockholder Representative requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof from Parent at Parent’s cost.

Section 6.15.        Contact with Business Relations. Parent and Merger Subsidiary are not authorized to and shall not (and shall not permit any of their employees, agents, representatives or Affiliates to) contact any officer (other than Gary Shivers and Richard Pfaltzgraff), director, employee, customer, supplier, distributor, vendor or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent and coordination of the Broker (not to be unreasonably delayed, conditioned or withheld).

Section 6.16.        Supplemental Information. The Company may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Company Disclosure Schedule or add a new Company Disclosure Schedule with a corresponding reference to be added to this Agreement (each, a “Supplement”), including one or more Supplements to correct any matter which may constitute a breach of any representation, warranty, agreement or covenant contained herein. If Parent does not provide a written termination notice pursuant to and in accordance with Section 10.1(e) within five (5) Business Days after receiving any Supplement which discloses any event, fact or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect, Parent shall be deemed to have waived for all purposes of this Agreement all rights and remedies (including its right to not consummate the Merger due to the failure of any of the conditions set forth in Section 7.2) hereunder or under applicable Law.

Section 6.17.        R&W Insurance. The parties hereto acknowledge that, as of the date hereof, the Parent has obtained a binder to the R&W Insurance Policy, attached hereto as Exhibit E-1, and that a true and correct copy of such conditional binder has been provided to the Company. Prior to the Closing, the Parent shall take all action necessary to obtain and bind, and shall obtain and bind, the R&W Insurance Policy, which shall contain the same terms and conditions as set forth in Exhibit E-2, except as consented to by the Company in writing (such consent not to be unreasonably withheld); provided, that, in all events, the R&W Insurance Policy shall provide that (i) the insurer shall have no, and shall waive and not pursue any and all subrogation rights against the Company Equityholders except for Fraud; (ii) the Company Equityholders are intended third party beneficiaries of such waiver; and (iii) following the Closing, Parent shall not amend the R&W Insurance Policy in any manner adverse to the Company Equityholders (including with respect to the subrogation provisions or the exclusion provisions) without the Stockholder Representative’s express prior written consent. The R&W Insurance Policy has been issued for the benefit of the Purchaser Indemnitees and customized based on the applicable survival periods, caps and deductibles set forth in Article VIII. Prior to the Closing, the Parent shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for both the Company’s and the Parent’s respective brokers, taxes related to such policy and other fees and expenses of such policy.

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Section 6.18.        Release.

(a)          Each of Parent and Merger Subsidiary, and each of their respective predecessors, assigns, subsidiaries, divisions, insurers, directors, officers, stockholders, employees and agents (“Parent Releasees”) forever irrevocably and unconditionally waives and releases the Company and each Acquired Subsidiary, and each of their respective predecessors, assigns, subsidiaries, divisions, insurers, directors, officers, stockholders, employees and agents (the “Company Releasees”) from any and all Parent Released Claims (as defined below), known or unknown, existing or claimed to exist, fixed or contingent that have been or might have been asserted prior to the Effective Time under any foreign, federal, state, local or common law, directly or indirectly, which such Parent Releasee ever had or may have prior to the Effective Time against any of the Company Releasees, based on or arising out of any matter, cause, act or omission whatsoever, occurring or existing at any time prior to the Effective Time for, upon, or by reason of or in any way related to (i) such Company Releasee’s status as a director, officer, employee, agent or stockholder of the Company or any Acquired Subsidiary prior to the Effective Time; or (ii) such Company Releasee’s participation in the operation of the business of the Company and any Acquired Subsidiary on or prior to the Effective Time (collectively, the “Parent Released Claims”); provided, however, that the foregoing shall not release any Company Releasee or any other Person from any obligation of such Company Releasee or other Person with respect to matters constituting Fraud or under any provision of this Agreement or any Transaction Document, whether arising before or after the Effective Time, including, without limitation, the indemnification obligations set forth in Article VIII of this Agreement.

(b)          Each of the Company and each Acquired Subsidiary, and each of their respective predecessors, assigns, subsidiaries, divisions, insurers, directors, officers, stockholders, employees and agents (also, the “Company Releasees”) forever irrevocably and unconditionally waives and releases each of their respective directors, officers, stockholders, employees and agents (the “Representative Releasees”) from any and all Company Released Claims (as defined below), known or unknown, existing or claimed to exist, fixed or contingent that have been or might have been asserted prior to the Effective Time under any foreign, federal, state, local or common law, directly or indirectly, which such Company Releasee ever had or may have prior to the Effective Time against any of the Representative Releasees, based on or arising out of any matter, cause, act or omission whatsoever, occurring or existing at any time prior to the Effective Time for, upon, or by reason of or in any way related to (i) such Representative Releasee’s status as a director, officer, employee, agent or stockholder of the Company or any Acquired Subsidiary prior to the Effective Time; or (ii) such Representative Releasee’s participation in the operation of the business of the Company or any Acquired Subsidiary on or prior to the Effective Time (collectively, the “Company Released Claims”); provided, however, that the foregoing shall not release any Representative Releasee or any other Person from any obligation of such Representative Releasee or other Person under any provision of this Agreement or any Transaction Document, whether arising before or after the Effective Time, including, without limitation, the indemnification obligations set forth in Article VIII of this Agreement.

(c)          The provisions of this Section 6.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Company Releasee, Representative Releasee, and each of their respective personal representatives, legal representatives, heirs, successors and permitted assigns.

Section 6.19.        Registration and Listing of UCBI Stock.

(a)          The UCBI Stock to be issued as Stock Consideration shall not have been registered and shall be characterized as “restricted securities” under applicable federal and state securities laws, and under such laws such shares may be resold without registration under the 1933 Act, only in certain limited circumstances. Each certificate or book-entry allocation evidencing UCBI Stock to be issued as Stock Consideration shall bear an appropriate restrictive legend or stop transfer instructions with respect thereto in substantially the following form:

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THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)

(i)           UCBI agrees to file with the Securities and Exchange Commission (the “SEC”) on the Closing Date or as soon as reasonably practicable thereafter but not later than five (5) Business Days an automatic shelf registration statement on Form S-3 under the Securities Act of 1933, as amended (the “1933 Act”), which provides for the resale of UCBI Stock held by the Company Equityholders as selling securityholders. The UCBI Registration Statement, any post-effective amendment thereto, the base prospectus included in the UCBI Registration Statement (the “Base Prospectus”) and any prospectus supplement relating to the transfer or sale of the Stock Consideration filed with the SEC pursuant to Rule 424(b) under the 1933 Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”, each as they may be amended or supplemented from time to time), together with the exhibits thereto and the documents incorporated by reference therein, are hereinafter collectively referred to as the “UCBI Registration Statement.” UCBI agrees to take any action required to be taken under the applicable state securities laws in connection with the resale of shares of the Stock Consideration. The Company agrees to provide UCBI reasonable assistance as necessary in the preparation of the UCBI Registration Statement, including, without limitation, providing UCBI with all material facts regarding the operations, business, assets, liabilities and personnel of the Company, together with the audited financial statements of the Company, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the UCBI Registration Statement or any other offering or financing document prepared by UCBI in connection with this transaction. Notwithstanding the foregoing, no representation or warranty is made by Company or any Acquired Company with respect to statements made or information provided or incorporated by reference in the UCBI Registration Statement; provided, however, that the foregoing shall not limit or otherwise qualify the representations and warranties given by Company to UCBI set forth in Article III as qualified by the Company Disclosure Schedules. In lieu of the foregoing, UCBI shall be permitted at its discretion to file the Prospectus Supplements under an existing automatic shelf registration statement on Form S-3 previously filed under the 1933 Act to provide for the resale of UCBI Stock held by the Company Equityholders as selling securityholders.

(ii)          UCBI hereby agrees that it will have as of the Closing Date and at all times prior to the termination of the Registration Period, other than during a Suspension Period (as defined below) permitted by Section 6.20, an effective UCBI Registration Statement permitting the transfer or sale of the Stock Consideration. UCBI shall notify each Company Equityholder of any stop order issued or threatened to be issued by the SEC in connection with the UCBI Registration Statement and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

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(c)          UCBI agrees:

(i)           that the UCBI Registration Statement conforms and, at any time that the UCBI Registration Statement is available for use in connection with the transfer or resale of the Stock Consideration will conform, in all material respects to the requirements of the 1933 Act and the rules and regulations thereunder, except during any Suspension Period permitted by Section 6.20;

(ii)          that the UCBI Registration Statement does not contain and at any time that the UCBI Registration Statement is available for use in connection with the transfer or resale of the Stock Consideration will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading, except during any Suspension Period permitted by Section 6.20; provided, that no representation or warranty is made as to information contained in or omitted from the UCBI Registration Statement in reliance upon and in conformity with written information relating to the Company furnished to UCBI by the Company or any representatives on behalf of the Company expressly for use in the UCBI Registration Statement;

(iii)         that the Prospectus, at any time that such Prospectus is available for use in connection with the transfer or resale of the Stock Consideration, will conform in all material respects to the requirements of the 1933 Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except during any Suspension Period permitted by Section 6.20; provided, that no representation or warranty is made as to information contained in or omitted from such Prospectus in reliance upon and in conformity with written information relating to the Company furnished to UCBI by the Company or any representatives on behalf of the Company expressly for use in such Prospectus;

(iv)         and to list on the Nasdaq, by the date on which the UCBI Registration Statement (or, as applicable, the Prospectus Supplement) is filed, all of the shares of Stock Consideration; and

(v)          to remove the restrictive legend set forth on the certificates representing the Stock Consideration and issue a certificate without such restrictive legend to the holder of the applicable certificate upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company at such time as (i) such UCBI Stock is registered for resale under the 1933 Act, (ii) such UCBI Stock is sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of UCBI), and (iii) such UCBI Stock is eligible for sale under Rule 144, without the requirement for UCBI to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions. Upon the filing of the UCBI Registration Statement with the SEC UCBI shall cause its counsel to issue, effective upon the filing of the UCBI Registration Statement with the SEC, a blanket legend removal opinion as required by the transfer agent removing the legend on all UCBI Stock upon resale of such shares at all times during the Registration Period. Following the earlier of (1) the sale of the UCBI Stock pursuant to Rule 144 or (2) Rule 144 becoming available for the resale of the UCBI Stock, without the requirement for UCBI to be in compliance with the current public information required under Rule 144 as to the UCBI Stock and without volume or manner-of-sale restrictions, UCBI shall instruct its transfer agent to remove the restrictive legend from the UCBI Stock and shall cause its counsel to issue any legend removal opinion required by the transfer agent. For the avoidance of doubt, it is the intention of the parties that the UCBI Stock registered under the UCBI Registration Statement be freely tradeable without restriction during the Registration Period and thereafter pursuant to Rule 144.

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Section 6.20.        Prospectus Supplement.

(a)          UCBI agrees to provide each Company Equityholder with a copy of a seller questionnaire (the “Seller Questionnaire”) within five (5) Business Days of the date hereof, to the extent not provided prior to the date hereof. UCBI covenants and agrees to prepare and file with the SEC the Prospectus Supplement registering the transfer and/or resale of the Stock Consideration within five (5) Business Days after receipt of fully completed Seller Questionnaires from a majority of the Company Equityholders. During the Registration Period, UCBI will thereafter file an additional prospectus supplement once every thirty (30) calendar days for sixty (60) consecutive days registering the transfer and/or resale of that portion of the Stock Consideration covered by additional Seller Questionnaires delivered by Company Equityholders. From the end of the sixty (60) day period and thereafter, within thirty (30) calendar days of receipt of additional Seller Questionnaires, UCBI shall file a prospectus supplement registering the transfer and/or resale of that portion of the Stock Consideration covered by such Seller Questionnaires. UCBI further agrees to file promptly with the SEC any amendment or supplement to the Prospectus that may, in the judgment of UCBI and the Company Equityholders, be required by the 1933 Act or requested by the SEC. During the Registration Period, UCBI agrees to advise each Company Equityholder, promptly after it receives notice thereof, of the time when the Prospectus or any amendment or supplement thereto is filed and to promptly deliver such number of Prospectus or any amendments or supplements thereto as the Company Equityholders may reasonably request.

(b)          UCBI covenants and agrees to use its reasonable best efforts to keep the UCBI Registration Statement continuously effective until the earlier of (i) the resale of all shares of the Stock Consideration or (ii) the twelve month anniversary of the Closing Date (the “Registration Period”). UCBI may suspend the effectiveness of the UCBI Registration Statement and the use of any Prospectus included therein in the event, and for such period of time as (i) such a suspension is required by the rules and regulations of the SEC as applied to UCBI, (ii) such Prospectus Supplement ceases to meet the requirements of Section 10 of the 1933 Act or (iii) in the good faith determination by UCBI’s board of directors, offers and sales pursuant to the UCBI Registration Statement should not be made by reason of the existence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in the UCBI Registration Statement would be premature and would have an adverse effect on UCBI (each a “Suspension Event” and the period during which the Suspension Event continues to be true, a “Suspension Period”). UCBI will promptly advise each Company Equityholder of any Suspension Event, and will use its commercially reasonable efforts to cause such Suspension Period to terminate at the earliest possible date; provided, that UCBI may not initially suspend the effectiveness of the UCBI Registration Statement for a period of more than 30 days; provided that UCBI may not commence a new Suspension Period within 20 Business Days of the expiration of the preceding Suspension Period. Following receipt of any such notice, and until such Suspension Period is terminated, the Company Equityholders will not make use of the Prospectus and will not make any sales requiring delivery of such Prospectus. UCBI also agrees to notify each Company Equityholder promptly of the happening of any event as a result of which the UCBI Registration Statement, as then in effect, or any Prospectus would contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein (in the case of a Prospectus, in light of the circumstances under which they were made), not misleading, and agrees to use its reasonable best efforts to promptly update and/or correct such UCBI Registration Statement and Prospectus.

(c)          Prior to the termination of the Registration Period, if at the time of any post-effective amendment to the UCBI Registration Statement, including by way of a Section 10(a)(3) amendment, UCBI is not a “well-known seasoned issuer” (as defined in Rule 405 under the 1933 Act) or is an “ineligible issuer” (as defined in Rule 405 under the 1933 Act), or is otherwise not permitted to utilize an automatic shelf registration statement under the 1933 Act, UCBI shall promptly, and in no event later than fifteen (15) Business Days after being unable to use an automatic shelf registration statement, file a registration statement on Form S-3, or any other appropriate form, registering the transfer and or resale of the Stock Consideration and the representations, warranties and covenants set forth in Section 6.19 and this Section 6.20 regarding the UCBI Registration Statement and any Prospectus shall apply to such new registration statement and prospectus. UCBI shall use commercially reasonable efforts to cause that registration statement to become effective as promptly as possible.

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(d)          UCBI shall file on a timely basis all reports required to be filed by it under the Exchange Act. If UCBI is not required to file reports pursuant to the Exchange Act, upon the request of any Company Equityholder, UCBI shall make publicly available the information specified in subparagraph (c)(2) of SEC Rule 144. UCBI shall take such further action as may be reasonably required from time to time and as may be within the reasonable control of UCBI, to enable the Company Equityholders to transfer the Stock Consideration without registration under the 1933 Act within the limitation of the exemptions provided by SEC Rule 144 or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Company Equityholder, UCBI will deliver to such Company Equityholder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. In connection with the sale, transfer or disposition of any shares of Stock Consideration by any Company Equityholder pursuant to the UCBI Registration Statement or under SEC Rule 144, UCBI agrees promptly to cause its transfer agent to remove the restrictive legend on certificates or book entries representing shares of Stock Consideration sold, transferred or distributed to the transferees and if necessary to instruct UCBI’s counsel to promptly issue an opinion, at UCBI’s expense, confirming to the transfer agent the right to have such legend removed. In connection with any sale, transfer or other disposition by a Company Equityholder of any shares of Stock Consideration pursuant to SEC Rule 144, UCBI shall cooperate with such holder to facilitate the timely preparation and delivery of certificates representing shares of such Stock Consideration to be sold and not bearing any 1933 Act legend, and enable certificates for such shares of Stock Consideration to be for such number of shares and registered in such names as the Company Equityholder may reasonably request.

Article VII
CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

Section 7.1.          Conditions Precedent to Obligations of Each Party.

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a)          The Company Stockholders shall have approved the Merger and the Transactions, as and to the extent required by the DGCL or other applicable Law, and by the provisions of any governing instruments.

(b)          The waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, or written approval of the relevant Governmental Authority otherwise obtained.

(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law, executive order, decree, injunction or other Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Transactions illegal or that otherwise prohibits the consummation of the Merger or the Transactions; and no administrative or judicial proceedings to challenge the Merger or the Transactions, before or after the consummation, shall be pending or shall have been threatened.

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Section 7.2.          Conditions Precedent to Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a)          The representations and warranties set forth in Article III shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Company Material Adverse Effect, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Company Material Adverse Effect).

(b)          Each of the covenants, agreements and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and the Company shall have delivered to Parent a certificate to that effect dated the Closing Date and executed on behalf of the Company by an authorized officer of the Company.

(c)          Parent shall have removed or received the resignations of each of the Persons described in Schedule 7.2(c) hereto.

(d)          Parent shall have received a duly executed and acknowledged certificate from the Company, in form and substance reasonably acceptable to Parent and in compliance with the Code and Treasury Regulations, certifying such facts as necessary to establish that the Transactions are exempt from withholding pursuant to Section 1445 of the Code.

(e)          Since the Balance Sheet Date, there shall not have occurred a Company Material Adverse Effect.

(f)           The Company shall have delivered to Parent each of the following:

(i)           a certificate of the Company, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(ii)          a certificate signed by the Secretary or the Assistant Secretary of the Company, dated as of the Closing Date, certifying as to (A) the full force and effect of the organizational documents of the Acquired Companies attached to such certificates as exhibits, (B) the accuracy and full force and effect of resolutions adopted by the board of directors of the Company regarding this Agreement and the Transactions and are attached to such certificates as exhibits, and (C) the names and signatures of the officers of the Company authorized to sign this Agreement.

(g)          The Escrow Agreement shall have been executed by the Company, Stockholder Representative and the Escrow Agent.

(h)          The Support Agreement executed and delivered by the Company Stockholders set forth on Exhibit H.

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(i)           In the event that the Closing does not occur on or prior to 11:59 p.m. Eastern time on May 1, 2018, the Closing Net Income Amount Statement shall have been delivered to Parent.

Section 7.3.          Conditions Precedent to Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a)          The representations and warranties set forth in Article IV of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

(b)          Each of the covenants, agreements and obligations of Parent and Merger Subsidiary to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and Parent and Merger Subsidiary shall have delivered to the Company a certificate to that effect dated the Closing Date and executed on behalf of Parent and Merger Subsidiary by an authorized officer of each of Parent and Merger Subsidiary.

(c)          Parent shall have delivered to the Company a certificate, dated as of the Closing Date, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)          Parent shall have paid the Gross Merger Consideration, the Stockholder Representative Expense Fund, the Indemnity Escrow Amount, and all other payments required to be made by Parent hereunder shall have been delivered by Parent pursuant to the terms of this Agreement.

(e)          Parent shall have delivered to the Company evidence that the R&W Insurance Policy has been bound and is in full force and effect.

(f)           Parent shall have delivered to the Company evidence that the D&O Tail Policy has been bound and is in full force and effect.

(g)          the Escrow Agreement shall have been executed by the Parent, Stockholder Representative and the Escrow Agent.

Article VIII
INDEMNIFICATION; SURVIVAL

Section 8.1.          Survival of Representations and Covenants. Except as otherwise set forth in this Agreement, (a) the representations and warranties of the Company, Parent, UCBI and Merger Subsidiary contained in Article III and Article IV, or in any certificate delivered pursuant to Section 7.2(f)(i) and Section 7.3(c), shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the “Survival Period Termination Date”); (b) the representations and warranties in Section 3.8 (Taxes) and Section 3.13 (Employee Benefit Plans) shall survive the Closing, and continue in full force and effect, until thirty (30) days after the expiration of all applicable statute of limitations (taking into account extensions thereof); and (c) the Fundamental Representations shall survive the Closing Date, and continue in full force and effect until the six year anniversary of the Closing Date. All covenants set forth herein to be performed at or prior to the Closing shall survive the Closing until the one (1) year anniversary of the Closing Date, and all other covenants set forth herein shall survive the Closing in accordance with their respective terms.

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Section 8.2.          General Indemnification.

(a)          Subject to the limitations set for in this Article VIII, and elsewhere in this Agreement, from and after the Closing, the Company Equityholders, severally and not jointly, on the basis of their respective Pro Rata Portion, (and in no event shall a Company Equityholder have any liability or obligation with respect to the acts or omissions of any other Company Equityholder to this Agreement) shall indemnify, defend and hold each of Parent, UCBI, Merger Subsidiary and/or their respective officers, directors, employees, Affiliates and/or agents (each a “Purchaser Indemnitee” and together, the “Purchaser Indemnitees”) harmless from and against any Loss actually incurred by any Purchaser Indemnitee arising or resulting from (i) any breach of any representation or warranty made by the Company contained in Article III, (ii) any breach by the Company (prior to the Closing) of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date or (iii) any breach of any representation or warranty by any Company Equityholder in any Letter of Transmittal delivered by such Company Equityholder pursuant to this Agreement.

(b)          Subject to the limitations set forth in this Article VIII elsewhere in this Agreement, from and after the Closing, Parent and UCBI shall (and shall cause the Surviving Corporation to) indemnify, defend and hold the Company Equityholders and their respective Affiliates, officers, directors, employees, and agents (each a “Seller Indemnitee” and together, the “Seller Indemnitees”) harmless from any Loss actually incurred as a result of (i) any breach of any representation or warranty made by Parent, UCBI, or Merger Subsidiary contained in Article IV and Section 6.19(c), (ii) any breach by Parent, UCBI or Merger Subsidiary of any of its covenants or agreements contained herein, and (iii) any breach by the Surviving Corporation (including by way of being the successor of Merger Subsidiary and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

(c)          The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 8.1, and no claim for indemnification hereunder may be made after the expiration of the applicable survival period, provided that if a proper Notice of Claim is delivered by Parent or the Stockholder Representative, as applicable, to the Escrow Agent prior to the end of such applicable survival period, then the claim(s) specified therein shall survive until final resolution thereof.

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Section 8.3.          Third Party Claims.

(a)          If a Proceeding by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is made, commenced or threatened in writing against any Person entitled to indemnification pursuant to Section 8.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly give a Notice of Claim to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith (it being acknowledged and agreed that upon such assumption of conduct and control, the Responsible Party, and not the Indemnified Party, shall have the exclusive right to settle and defend such Proceeding); provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Responsible Party for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), enter into any settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim or consent to entry of any judgment. The Indemnified Party shall in no event settle (or consent to the settlement of) any Third Party Claim without the prior written consent of the Responsible Party. Any non-compliance by the Indemnified Party with the terms and conditions of this Section 8.3 shall be deemed a waiver of such Indemnified Party’s right to indemnification hereunder and shall unconditionally absolve the Responsible Party of any obligation to provide any indemnification hereunder in respect of any Losses related to or arising out of or in connection with such Third Party Claim.

(b)          All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Parent and the Surviving Corporation (or a duly authorized representative of such party) shall (and shall cause the Company to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 8.4.          Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained herein, the rights of the Purchaser Indemnitees to any indemnification pursuant to Section 8.2 are subject to the following limitations:

(a)          Except with respect to (i) claims for Fraud, and (ii) breaches of Fundamental Representations made by the Company, the aggregate amount of Losses for which the Purchaser Indemnitees shall be entitled to indemnification by the Company Equityholders pursuant to Section 8.2(a)(i) and Section 8.2(a)(iii) will not exceed the Indemnity Escrow Amount;

(b)          the amount of any and all Losses pursuant to Section 8.2(a) shall be determined net of any amounts actually recovered by the Purchaser Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (after deducting therefrom the sum of the increase of any insurance premiums incurred by such Purchaser Indemnitee as a result of its recovery under any insurance policy) and the Purchaser Indemnitees shall be required to use commercially reasonable efforts to timely pursue such recovery;

(c)          the aggregate amount required to be paid by the Company Equityholders under Section 8.2(a)(ii) shall in no event exceed the amount of Gross Merger Consideration actually received by each Company Equityholder;

(d)          the Purchaser Indemnitees or the Seller Indemnitees, as applicable, shall not be entitled to recover Losses pursuant to Section 8.2(a)(i), Section 8.2(a)(iii), or Section 8.2(b)(i), other than with respect to claims for Fraud or resulting from or relating to a breach of any of the Fundamental Representations, until the total amount which the Purchaser Indemnitees would recover under Section 8.2(a)(i) and Section 8.2(a)(iii) or the Seller Indemnitees would recover under Section 8.2(b)(i), as applicable, (as limited by the provisions of this Article VIII and 11.14), is an amount equal to one-half of one percent (0.50%) of the Gross Merger Consideration (the “Threshold”), in which case the Purchaser Indemnitees or the Seller Indemnitees, as applicable, shall only be entitled to recover all Losses in excess of the Threshold;

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(e)          except with respect to claims arising from Fraud or breaches of the Fundamental Representations, the Indemnity Escrow Amount remaining at any given time in the Indemnity Escrow Account shall be the sole source of recovery, and in no event shall the Purchaser Indemnitees be entitled to recover more than the amount of the funds available in the Indemnity Escrow Account pursuant to Section 8.2(a)(i) and Section 8.2(a)(iii) in the aggregate;

(f)           breaches of the Fundamental Representations made by the Company shall be satisfied: (i) first, from the Indemnity Escrow Account; (ii) second, by submission of claims by Parent pursuant to the R&W Insurance Policy until such time as the policy limit set forth in the R&W Insurance Policy has been reached; and (iii) thereafter, if the aggregate amount of indemnifiable Losses for breaches of the Fundamental Representations made by the Company exceeds the policy limit set forth in the R&W Insurance Policy, then, against the Company Equityholders (solely to the extent of such excess) and subject to each of the limitations set forth in this Article VIII; provided that the aggregate amount required to be paid by the Company Equityholders under Section 8.2(a)(i) and Section 8.2(a)(iii) for breaches of Fundamental Representations shall in no event exceed the amount of Gross Merger Consideration actually received by each Company Equityholder. Notwithstanding anything to the contrary set forth in this Section 8.4, to the extent Parent is unable to recover Losses under the R&W Insurance Policy because (x) the policy limit under the R&W Insurance Policy has been met, and (y) a portion of Losses previously recovered under the R&W Insurance Policy related to breaches of the Fundamental Representations, then: (1) the total aggregate amount of the liability of the Company Equityholders for Losses with respect to any subsequent claims for breaches of any Fundamental Representations made by the Company shall be increased by an amount (the “Additional Cap Amount”) equal to the amount of Losses previously recovered by Parent under the R&W Insurance Policy related to breaches of the Fundamental Representations; and (2) the total aggregate amount of the liability of the Company Equityholders for Losses with respect to any claims made pursuant to Section 8.2(a)(i) and Section 8.2(a)(iii) (excluding Fundamental Representations) shall be increased by an amount equal to the lesser of (A) the Additional Cap Amount, and (B) that portion of the Indemnity Escrow Amount that was previously used to satisfy Losses for breaches of any Fundamental Representations, and Parent shall be entitled to seek indemnification under this Article 8 for Losses up to such amounts, as applicable, directly from the Company Equityholders. For the avoidance of doubt, this Section 8.4(f) does not increase the survival periods in Section 8.1.

(g)          Nothing in this Agreement shall in any way restrict or limit any general obligation at Law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach by a Responsible Party of any representation or warranty or the breach of any covenant of the Responsible Party hereunder;

(h)          Parent, on behalf of itself and each other Purchaser Indemnitee, further acknowledges and agrees that the provisions of Section 8.4(e) shall apply regardless of whether (i) Parent obtains at or following Closing or maintains following Closing the R&W Insurance Policy, (ii) the R&W Insurance Policy expires, is revoked, cancelled or modified in any manner after issuance, or (iii) any Purchaser Indemnitee makes a claim under the R&W Insurance Policy and such claim is denied by the insurer under such R&W Insurance Policy;

(i)           in no event shall any Purchaser Indemnitees be entitled to seek or receive indemnification for the same Loss more than once under this Article VIII even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one (1) representation, warranty, covenant or agreement contained in this Agreement;

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(j)           in no event shall any Purchaser Indemnitee be entitled to indemnification pursuant to this Article VIII with respect to a specific Loss to the extent such Loss is (i) clearly and separately reserved for on the face of the Balance Sheet Date or in the footnotes to any other Financial Statements, (ii) is included in the calculation of the Gross Merger Consideration, including any such Loss that is related to any reserve or other similar item included in such calculation, or (iii) consisting of or relating to Taxes with respect to any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period following the Closing Date as a result of any breach of the representations and warranties set forth in Section 3.8;

Notwithstanding anything contained herein to the contrary, after the Closing, and except with respect to claims arising from Fraud or breaches of the Fundamental Representations, on the date that the Indemnity Escrow Amount is reduced to zero, the Purchaser Indemnitees shall have no further rights to indemnification from any Person or otherwise under or pursuant to this Agreement. In any case where a Purchaser Indemnitee recovers, under insurance policies or from other collateral sources, any amount, or realizes any Tax Benefit not previously taken into account, in respect of a matter for which such Purchaser Indemnitee was indemnified pursuant to Section 8.2, such Purchaser Indemnitee shall promptly pay over to the Exchange Agent (on behalf of, and for further distribution to, the Company Equityholders) the amount so recovered or realized (after deducting therefrom the amount of the expenses incurred by such Purchaser Indemnitee in procuring such recovery or realization), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Purchaser Indemnitee in respect of such matter and (ii) any amount expended by the Company Equityholders in pursuing or defending any claim arising out of such matter.

Section 8.5.          Subrogation. If a Responsible Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Responsible Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy, acquisition agreement or other agreement or right against or with respect to such Loss, except with respect to amounts not yet recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder) under any such insurance policy, acquisition agreement or other agreement or right that already have been netted against such Loss for purposes of determining the indemnifiable amount of such Loss. Promptly following such Responsible Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

Section 8.6.          The Stockholder Representative. The parties hereto acknowledge and agree that the Stockholder Representative (in its capacity as the Stockholder Representative) is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties hereto acknowledge and agree that the Stockholder Representative shall have no liability to, and shall not be liable for any Losses of, any party hereto or to any Purchaser Indemnitee in connection with any obligations of the Stockholder Representative under this Agreement, the Escrow Agreement, any agreements ancillary hereto, or otherwise in respect of this Agreement or the transactions contemplated hereby.

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Section 8.7.          Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary but subject to Section 11.8, indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement, the Letters of Transmittal, the Support Agreements, the Option Cancellation Agreements, or in any other Transaction Document, certificate or other instrument or document delivered pursuant hereto (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any other environmental matters) or for any matter arising out of or relating to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing herein will limit or otherwise affect any Purchaser Indemnitee’s or the Seller Indemnitee’s right or ability to make, pursue, enforce or prosecute (a) any claims based on Fraud against the person committing the Fraud, or (b) a claim against the R&W Insurance Policy.

Section 8.8.          Direct Claims. Any claim by a party (also, an “Indemnified Party”) on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the party obligated to indemnify (also, a “Responsible Party”) prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Responsible Party of its indemnification obligations, except to the extent that the Responsible Party is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Responsible Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Responsible Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Responsible Party’s investigation by giving such information and assistance (including access to each Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Responsible Party or any of its professional advisors may reasonably request. If the Responsible Party does not so respond within such 30-day period, the Responsible Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.9.          Manner of Payment; Escrow.

(a)          Subject to the last paragraph of Section 8.2, any indemnification of the Purchaser Indemnitees or the Seller Indemnitees pursuant to this Article VIII shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Purchaser Indemnitees or Seller Indemnitees, as the case may be, within fifteen (15) days of the Final Determination. All such payments shall be treated by the parties as an adjustment to the Purchase Price for all applicable Tax purposes.

(b)          Any funds remaining in the Indemnity Escrow Account as of the Survival Period Termination Date (minus the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made against such funds, not fully resolved prior to such date and continued to be contested in good faith by a Purchaser Indemnitee) shall be released to the Exchange Agent (for the benefit of, and for further distribution to, the Company Equityholders). At any time following the Survival Period Termination Date, to the extent the funds held in the Indemnity Escrow Account exceed the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made prior to the Survival Period Termination Date, not fully resolved prior to the time of determination and continued to be contested in good faith by a Purchaser Indemnitee the excess funds shall be promptly released to the Exchange Agent for further distribution to the Company Equityholders.

(c)          The Stockholder Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Indemnity Escrow Account expressly provided herein.

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Section 8.10.        Materiality Qualifiers. For the purposes of this Article VIII, any breach of, or inaccuracy in, any representation or warranty contained in this Agreement, as well as any Losses resulting from any such breach or inaccuracy, shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects”, or “Material Adverse Effect”, or any similar term, qualification or limitation based on materiality contained herein (other than those set forth in (a) the definition of Material Contract and Permitted Exceptions, (b) any provisions of any representation or warranty made by the Company in this Agreement that require the Company to list items in the Schedules, and (c) the Fundamental Representations, Section 3.6, Section 3.7(q), Section 3.8(a), Section 3.8(b) and Section 3.8(d).)

Article IX
STOCKHOLDER REPRESENTATIVE

Section 9.1.          Appointment.

(a)          As provided in their Letter of Transmittal or by their execution and delivery of the Support Agreement or Option Cancellation Agreement, as the case may be, and in any event, by virtue of their acceptance of any portion of the Gross Merger Consideration, each of the Company Equityholders shall be deemed to have agreed to appoint Shareholder Representative Services LLC its agent and attorney-in-fact as the Stockholder Representative for and on behalf of the Company Equityholders relating to this Agreement and the Transactions, including pursuant to the Escrow Agreement, including:

(i)           to execute and deliver the Escrow Agreement and any other Transaction Documents and any other documents, certificates or instruments delivered in connection herewith or therewith (with such modifications or changes therein as to which the Stockholder Representative shall have consented and to agree to such amendments or modifications thereto as the Stockholder Representative determines to be desirable;

(ii)          to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and any other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative may deem necessary or desirable;

(iii)         as the Stockholder Representative, to enforce and protect the rights and interests of the Company Equityholders (including the Stockholder Representative, in its capacity as a Company Equityholder) and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which (A) the Stockholder Representative reasonably believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Company Equityholders or (B) the Advisory Group, by written direction to the Stockholder Representative, believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Company Equityholders, in either case including asserting or pursuing any Legal Proceeding against Parent, UCBI, Merger Subsidiary and/or the Surviving Corporation, defending any Third Party Claims or Legal Proceeding by the Purchaser Indemnitees, consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving Corporation and their respective Stockholder Representatives regarding such Legal Proceedings, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any federal, state or local Governmental Authority against the Stockholder Representative and/or any Company Equityholder, the Indemnity Escrow Account, and receive process on behalf of any or all Company Equityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholder Representative shall, with the prior consent or approval (which such consent or approval may be provided by electronic mail) of the Advisory Group, determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary; (D) with the prior consent or approval (which such consent or approval may be provided by electronic mail) of the Advisory Group, settle or compromise any claims asserted under the Escrow Agreement; and (E) with the prior consent or approval (which such consent or approval may be provided by electronic mail) of the Advisory Group, file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions unless so directed to in writing by the Advisory Group, subject to Sections 9.5 and 9.6 below;

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(iv)         with the prior consent or approval (which such consent or approval may be provided by electronic mail) of the Advisory Group, to refrain from enforcing any right of any Company Equityholder and/or the Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Stockholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Stockholder Representative or by such Company Equityholder unless such waiver is in writing signed by the waiving party or by the Stockholder Representative; and

(v)          to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative may reasonably consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)          Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Equityholders, except as expressly provided herein, and - for purposes of clarity – it is acknowledged and agreed there are no obligations of the Stockholder Representative in any ancillary agreement, schedule (including the Company Disclosure Schedules), exhibit, or annex other than the Escrow Agreement and any agreement with the Exchange Agent.

(c)          Except as otherwise set forth herein, the agency and proxy provided herein are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Company Equityholder.

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(d)          Such agency may be changed by the Advisory Group from time-to-time upon not less than 5 days’ prior written notice to Parent; provided that a Stockholder Representative may not be removed unless such removal and the identity of the substituted agent or agents is agreed to by a majority-in-interest of the Company Equityholders (calculated on the basis of (i) the number of Shares and Exchanged Options held by such Company Equityholder immediately prior to the Effective Time, divided by (ii) the total number of Shares and Exchanged Options outstanding immediately prior to the Effective Time). The Stockholder Representative may resign at any time upon not less than 20 days’ prior written notice to Parent. A vacancy in the position of Stockholder Representative may be filled by the affirmative vote of a majority-in-interest of the Company Equityholders calculated as set forth in the first sentence of this paragraph. The immunities and rights of the Stockholder Representative to be indemnified shall survive the Closing and any resignation or removal of the Stockholder Representative or any member of the Advisory Group. No bond shall be required of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Equityholders.

(e)          The Stockholder Representative shall be entitled to retain counsel and accountants and to incur such costs and expenses (including court costs and attorneys’ fees and expenses) as the Stockholder Representative deems in its sole discretion to be necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such costs and expenses incurred by the Stockholder Representative shall be borne by the Company Equityholders based on their Pro Rata Portion.

(f)           The Stockholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Equityholder or other party.

(g)          Notwithstanding anything to the contrary contained in this Article IX, the Stockholder Representative shall obtain the prior consent or approval (which such consent or approval may be provided by electronic mail) of the Advisory Group, prior to taking any action that is material to any of the Company Equityholders.

Section 9.2.          Recovery Rights. The Stockholder Representative shall have the right to recover from, at its sole discretion, the Stockholder Representative Expense Fund, prior to any distribution to the Company Equityholders, the Stockholder Representative’s reasonable out-of-pocket expenses incurred in serving in that capacity and any costs and expenses incurred by the Stockholder Representative pursuant to this Article IX (the “Charges”). If the Stockholder Representative Expense Fund is insufficient to satisfy the Charges, all Charges shall be borne by the Company Equityholders based on their Pro Rata Portion, which shall be paid within five Business Days of written request thereof by the Stockholder Representative.

Section 9.3.          Binding Authority. Provided that the Stockholder Representative has received any applicable prior consent or approval of the Advisory Group as explicitly required in Section 9.1, a decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Company Equityholders and shall be final, binding, and conclusive upon the Company Equityholders and their successors as if expressly confirmed and ratified in writing; and Parent may conclusively and absolutely rely, without any inquiry, upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent, or instruction of the Company Equityholders. Parent is hereby relieved from any liability to any Person, including any Company Equityholders, for any acts done by it in accordance with or reliance on such decision, act, consent or instruction of the Stockholder Representative. All defenses which may be available to any Company Equityholder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement are waived. Notwithstanding anything herein, any requirements to receive consent from the Advisory Group hereunder shall be conditioned upon the timely response (at the discretion of the Stockholder Representative) of the Advisory Group and it is hereby acknowledged that in the absence of timely directives from the Advisory Group, the Stockholder Representative shall act in the best interests of the Company Equityholders.

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Section 9.4.          Agent. All notices or other communications required to be made or delivered by Parent to the Company Equityholders shall be made to the Stockholder Representative for the benefit of the Company Equityholders and any notices so made shall discharge in full all notice requirements of Parent to the Company Equityholders with respect thereto. All notices or other communications required to be made or delivered by any Company Equityholders to Parent shall be made by the Stockholder Representative for the benefit of the Company Equityholders and any notices so made shall discharge in full all notice requirements of such Company Equityholder to Parent with respect thereto.

Section 9.5.          Indemnification of Stockholder Representative. By virtue of their acceptance of any portion of the Gross Merger Consideration, the Company Equityholders hereby agree severally to indemnify the Stockholder Representative according to their Pro Rata Portion against, and to hold the Stockholder Representative harmless from, and waive, any and all Liabilities, obligations, Losses, damages, penalties, actions, judgments, suits, amounts paid in settlement, costs, expenses (including costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) or disbursements of whatever kind (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the actual fraud, bad faith, gross negligence or intentional misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or intentional misconduct. If not paid directly to the Stockholder Representative by the Company Equityholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Stockholder Representative Expense Fund, (ii) the amounts in the Indemnity Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Equityholders set forth elsewhere in this Agreement, including Section 11.7 hereof, are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section 9.5. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.. The Company Equityholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties, or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions.

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Section 9.6.          Waiver. Certain Company Equityholders have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement and the Stockholder Representative Engagement Agreement (such Company Equityholders, including their representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholder Representative nor any of its Non-Recourse Parties or any member of the Advisory Group (collectively, the “Stockholder Representative Group”) shall incur any Liability to any Company Equityholder by virtue of the failure or refusal of the Stockholder Representative or any of its Non-Recourse Parties for any reason to consummate the Transactions or relating to the Stockholder Representative’s services pursuant to this Agreement and the agreements ancillary hereto, except for actions or omissions constituting Fraud. The Stockholder Representative Group shall not be liable for any action or omission taken by the Stockholder Representative Group pursuant to the advice of its legal counsel. The Stockholder Representative and its Non-Recourse Parties shall have no liability in respect of any action, Claim or proceeding brought against any such Person by any Company Equityholder, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.

Article X
TERMINATION; AMENDMENT; WAIVER

Section 10.1.        Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger and the Transactions by the Company Stockholders:

(a)          by mutual written consent of the Company and Parent;

(b)          by either Parent or the Company:

(i)          if any court of competent jurisdiction or any Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

(ii)         if the Merger shall not have been consummated on or before May1, 2018, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(c)          by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty contained in Article III shall be or have become untrue, in either case solely to the extent that any of the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) that have not otherwise been waived would not be satisfied; provided that, if such breach is curable through the exercise of commercially reasonable efforts and for so long as the Company Equityholders or the Company continues to exercise such commercially reasonable efforts, Parent, UCBI and Merger Subsidiary may not terminate this Agreement under this Section 10.1(c); and

(d)          by the Company, upon a breach of any covenant or agreement on the part of Parent, UCBI or Merger Subsidiary set forth in this Agreement, or if any representation or warranty of Parent, UCBI or Merger Subsidiary shall be or have become untrue, in either case solely to the extent that any of the conditions set forth in Section 7.3(a) or Section 7.3(b) that have not otherwise been waived would not be satisfied; provided that, if such breach is curable by Parent, UCBI or Merger Subsidiary through the exercise of commercially reasonable efforts and for so long as Parent, UCBI or Merger Subsidiary continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 10.1(d).

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(e)          by Parent within three (3) Business Days of receipt by Parent of a Supplement delivered pursuant to Section 6.16 which discloses any event, fact or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(f)          By the Company at any time prior to the Closing Date, if both the following conditions are satisfied: (i) the quotient obtained by dividing the UCBI Average Stock Price by the Starting Price (such quotient being the “UCBI Ratio”) shall be less than 0.825; and (ii) the difference between (a) the quotient of (1) the Average Index Price divided by (2) the Starting Index Price and (b) the UCBI Ratio, is equal to or greater than 0.10.

Section 10.2.        Effect of Termination. If this Agreement is so terminated and the Merger is not consummated, this Agreement shall forthwith become void and shall have no further force or effect other than the provisions of Article I, the confidentiality provisions of Section 6.1, Section 6.4, Section 6.5, Section 10.2 and Article XI; provided, that nothing contained in this Section 10.2 shall relieve any party hereto of any liability for damages resulting from any willful breach by such party of this Agreement. For purposes of clarification, the parties hereto agree that if Parent, UCBI and Merger Subsidiary do not close the Transactions in circumstances in which all of the closing conditions set forth in Article VII have been satisfied or waived by the Company (other than conditions to be performed by Parent, UCBI or Merger Subsidiary at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Parent, UCBI and Merger Subsidiary.

Section 10.3.        Amendment. This Agreement and the Plan of Merger may be amended by action taken by the board of directors of each of UCBI, Merger Subsidiary, the Company and Parent at any time before the Effective Time; provided, however, that no amendment shall be made that under applicable Law requires the approval of the Company’s Stockholders without the approval of such Company Stockholders; provided, further, that following approval by the Company Stockholders of this Agreement, any such amendment may be approved by the Stockholder Representative on behalf of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

Section 10.4.        Extension; Waiver. At any time prior to the Effective Time, either the Company, on the one hand, or Parent, UCBI and Merger Subsidiary, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other; or (c) waive compliance with any of the agreements or conditions contained herein by the other. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Article XI
MISCELLANEOUS

Section 11.1.        Entire Agreement; Assignment. This Agreement, the Letters of Transmittal, the Confidentiality Agreement and the other Transaction Documents (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, between the parties hereto or any of them with respect to the subject matter hereof and thereof, and (b) shall not be assigned by operation of Law or otherwise.

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Section 11.2.        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person (in which case it will be effective upon delivery), by electronic mail (in which case it will be effective upon confirmation of transmission), by overnight delivery service from a nationally recognized courier service (in which case it will be effective upon delivery or refusal of delivery), to the respective hereto as follows:

if to Acquired Companies:

NLFC Holdings Corp.

814 Highway A1A North, Suite 205

Ponte Vedra, FL 32082

Attention: Gary Shivers, President and CEO

Telephone:  904.280.6957 ext. 202

E-Mail: garyshivers@navitascredit.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
450 South Orange Avenue, Suite 650
Orlando, Florida 32814
Attention: Andrew Finkelstein
Telephone:  (407) 317-8577
E-Mail:  finkelsteina@gtlaw.com

if to Parent, UCBI, or Merger Subsidiary:

United Community Banks, Inc.

125 Highway 515 E

Blairsville, Georgia 30512

Attention: Jimmy C. Tallent
Telephone:  (706) 781-2265

with copies (which shall not constitute notice) to:

United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attention: Bradley J. Miller
Telephone: (706) 781-2265
E-Mail:   brad_miller@ucbi.com

Troutman Sanders LLP
600 Peachtree Street NE, Suite 5200
Atlanta, Georgia 30308
Attention: James W. Stevens
Telephone: (404) 885-3721
E-Mail: james.stevens@troutman.com

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if to Stockholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No: (303) 648-4085

With copies (which shall not constitute notice) to:

Greenberg Traurig, P.A.
450 South Orange Avenue, Suite 650
Orlando, Florida 32814
Attention: Andrew Finkelstein
Telephone:  (407) 317-8577
E-Mail:  finkelsteina@gtlaw.com

Morgan, Lewis & Bockius, LLP
502 Carnegie Center
Princeton, NJ 08540
Attention: Steven M. Cohen
Telephone:  (609) 919-6600
E-Mail:  steven.cohen@morganlewis.com

Blue Mountain Capital Management, LLC

280 Park Ave., 5th Floor East

New York, NY 10017

Attention:  Brad Schwartz

Telephone: 212-905-3900

E-Mail: bschwartz@bluemountaincapital.com

Blue Mountain Capital Management, LLC

280 Park Ave., 5th Floor East

New York, NY 10017

Attention: Avi Korn

Telephone: 212-905-3900

E-Mail: akorn@bluemountaincapital.com

Noro-Moseley Partners VI, L.P.

The Medici Building

3284 Northside Parkway, NW

Suite 525

Atlanta, GA 30327-3054

Attention: Allen S. Moseley

Telephone: 404-233-1966
E-Mail: AMoseley@noro-moseley.com

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Gary Shivers

101 Marine Street

St. Augustine, FL  32084

Telephone: 609-805-8067

E-Mail: gshivers@navitascredit.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.3.        Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a)          The interpretation and construction of this Agreement or any other Transaction Document, and all matters relating hereto (including the validity or enforcement of this Agreement), shall be governed by the laws of the State of Delaware without regard to any conflicts or choice of laws provisions of the State of Delaware that would result in the application of the Law of any other jurisdiction.

(b)          Each party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Delaware for the purpose of any lawsuit between or among the parties hereto arising in whole or in part under or in connection with this Agreement or any other Transaction Document, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any other Transaction Document or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such lawsuit other than before one of the above-named courts.

(c)          Each party hereby (i) consents to service of process in any lawsuit between or among the parties hereto arising in whole or in part under or in connection with this Agreement or any other Transaction Document in any manner permitted by Delaware Law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, will constitute good and valid service of process in any such lawsuit; and (iii) waives and agrees to not assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d)          EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Section 11.4.        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and, except as set forth in Section 6.6 and Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that after the Effective Time, if Parent shall not have made payment in accordance with Final Schedule 2.8(c) or otherwise to the Exchange Agent, each Company Equityholders shall have the right to directly enforce its right to receive the Series A Preference Amount, the Series B Preference Amount, as applicable, Series C Preference Amount, the Per Common Share Merger Consideration or Net Exchanged Option Consideration pursuant to Article II. For the avoidance of doubt, each of the Company Equityholders shall be intended third party beneficiaries of Section 6.19 and Section 6.20.

Section 11.5.        Execution of this Agreement. This Agreement may be executed in original or electronically-delivered counterparts (.PDF format included), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic transmission (.PDF format included) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted electronically shall be deemed to be their original signatures for all purposes.

Section 11.6.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.7.        Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any Non-Recourse Party of any named party to this Agreement or the other Transaction Documents, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Party. Each Non-Recourse Party are expressly intended as third party beneficiaries of this provision of this Agreement.

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Section 11.8.        Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent, UCBI and Merger Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent, UCBI and Merger Subsidiary, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and this right shall include the right of the Company to cause the Merger to be consummated. Parent, UCBI and Merger Subsidiary hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent, UCBI or Merger Subsidiary, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, UCBI and Merger Subsidiary under this Agreement. The parties hereto further agree that (a) by seeking the remedies provided for in this Section 11.8, a party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if this Agreement has been terminated or if the remedies provided for in this Section 11.8 are not available or otherwise are not granted, and (b) nothing set forth in this Section 11.8 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.8 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.8 or anything set forth in this Section 11.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 11.9.        Disclosure Generally. All schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules. Notwithstanding anything to the contrary contained in the Company Disclosure Schedules or in this Agreement, the information and disclosures contained in any Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Company Disclosure Schedule or representation or warranty contained in Article III, as applicable, as though fully set forth in such Disclosure Schedule or representation or warranty for which applicability of such information and disclosure is reasonably apparent notwithstanding the absence of a cross reference contained therein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Company Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Company Disclosure Schedules or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Company Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. In addition, matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Company Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). Nothing in the Company Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 11.10.      Attorneys’ Fees. If there should occur any Legal Proceeding related to this Agreement, then the non-prevailing party shall pay all reasonable costs and fees (including reasonable attorney’s fees and expenses) of the prevailing party.

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Section 11.11.       Legal Representation. In any proceeding by or against any Parent Group Party wherein any Parent Group Party asserts or prosecutes any Legal Proceeding under, or otherwise seeks to enforce, this Agreement, Parent agrees in connection with such proceeding: (a) that no Parent Group Party or counsel therefor will move to seek disqualification of Greenberg Traurig; (b) to waive any right any Parent Group Party may have to assert the attorney-client privilege against Greenberg Traurig or the Stockholder Representative, any Company Equity Holder or any of their respective Affiliates with respect to any communication with or information contained in Greenberg Traurig’s possession or files; and (c) to consent to the representation of the Stockholder Representative, any Company Equityholder or any of their respective Affiliates by Greenberg Traurig, notwithstanding that Greenberg Traurig has or may have represented the Stockholder Representative, any Company Equityholder or any of their respective Affiliates (including the Acquired Companies) as counsel in connection with any matter, including any transaction (including the Transactions), negotiation, investigation, proceeding or action, prior to or after the Closing. This consent and waiver extends to Greenberg Traurig’s representing the Stockholder Representative, any Company Equityholder or any of their respective Affiliates against Parent or any Parent Group Party in litigation, arbitration or mediation in connection with this Agreement or the Transactions. Any privilege attaching as a result of Greenberg Traurig’s representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be assigned to and controlled by the Stockholder Representative. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Greenberg Traurig representing the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing, remain in effect and be assigned to and controlled by the Stockholder Representative. As to any communications among Greenberg Traurig, the Acquired Companies and the Stockholder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege (collectively, the “Privileged Communications”), Parent Group Party (including, after the Closing, the Surviving Corporation), together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or Legal Proceeding against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing. Accordingly, no Parent Group Party (including, after the Closing, the Surviving Corporation), shall, without the Stockholder Representative’s written consent, have access to any Privileged Communications, or to the files of Greenberg Traurig relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Stockholder Representative and its Affiliates (and not the Company) shall be the sole holders of the Privileged Communications with respect to such engagement, and Parent Group Party (including, after the Closing, the Surviving Corporation), shall be a holder thereof, (ii) to the extent that files of Greenberg Traurig in respect of such engagement constitute property of the client, only the Stockholder Representative and its Affiliates (and not the Company or any other Parent Group Party) shall hold such property rights and (iii) Greenberg Traurig shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to any Parent Group Party by reason of any attorney-client relationship between Greenberg Traurig and the Company or otherwise.

Section 11.12.       Deliveries to Parent. Parent agrees and acknowledges that all documents or other items delivered to Parent or its Representatives in connection with the Transactions or uploaded and made available in the Data Room on or before the date that is one Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to Parent, UCBI, Merger Subsidiary or their representatives for all purposes hereunder.

Section 11.13.      Conflict Between Transaction Documents. The parties hereto agree and acknowledge that, to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

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Section 11.14.      Limitation on Damages. Notwithstanding anything to the contrary set forth herein, no party hereto shall be liable for (and the term Losses shall not include) any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, special or indirect damages or damages based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization), or of any other similar financial metric (whether trailing, forward, or otherwise), relating to any breach of this Agreement.

Section 11.15.      Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in Article IX, in any manner create any principal agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each party has executed or has caused this Agreement and Plan of Merger to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

PARENT:

UNITED COMMUNITY BANK

By:	/s/ Jimmy C. Tallent
Name:	Jimmy C. Tallent
Title:	Chairman and Chief Executive Officer

MERGER SUBSIDIARY:

SYMPH ACQUISITION CORP.

By:	/s/ Jimmy C. Tallent
Name:	Jimmy C. Tallent
Title:	Chief Executive Officer

UCBI:

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Name:	Jimmy C. Tallent
Title:	Chairman and Chief Executive Officer

COMPANY:

NLFC HOLDINGS CORP., a Delaware corporation

By:	/s/ Gary Shivers
Name:	Gary Shivers
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

STOCKholder REPRESENTATIVE:

Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative

By:	/s/ Radha Subramanian
Name:	Radha Subramanian
Title:	Senior Director

[Signature Page to Agreement and Plan of Merger]